Exhibit 10.1

SECURED CREDIT AGREEMENT

dated as of

December 9, 2011

between

XL GROUP PLC,
XLIT LTD., X.L. AMERICA, INC., XL INSURANCE
(BERMUDA) LTD, XL RE LTD, XL RE EUROPE LIMITED, XL INSURANCE COMPANY
LIMITED, XL INSURANCE SWITZERLAND LTD AND XL LIFE LTD,
as Account Parties,

XL GROUP PLC,
XLIT LTD., X.L. AMERICA, INC., XL INSURANCE (BERMUDA) LTD, XL RE LTD AND
XL LIFE LTD, as Guarantors,

The LENDERS Party Hereto,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

and

THE BANK OF NEW YORK MELLON,

as Collateral Agent

$650,000,000

J.P. MORGAN SECURITIES LLC,
CITIGROUP GLOBAL MARKETS INC.,

and

RBS SECURITIES INC.,
as Joint Lead Arrangers and Joint Bookrunners

CITIBANK, N.A. and RBS SECURITIES INC.,
as Syndication Agents

BARCLAYS BANK PLC, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
DEUTSCHE BANK SECURITIES INC, GOLDMAN SACHS BANK USA, THE BANK OF
TOKYO-MITSUBISHI UFJ, LTD. AND WELLS FARGO BANK, NATIONAL
ASSOCIATION

as Documentation Agents

TABLE OF CONTENTS

		Page

ARTICLE I		2

DEFINITIONS		2
SECTION 1.01.	Defined Terms	2
SECTION 1.02.	Terms Generally	52
SECTION 1.03.	Accounting Terms; GAAP, Local GAAP, SAP and SFR	53
SECTION 1.04.	Exchange Rates; Currency Equivalents	54

ARTICLE II		55

THE CREDITS		55
SECTION 2.01.	Syndicated Letters of Credit	55
SECTION 2.02.	Issuance and Administration	61
SECTION 2.03.	Reimbursement of LC Disbursements, Etc.	62
SECTION 2.04.	Non-Syndicated Letters of Credit	68
SECTION 2.05.	Participated Letters of Credit	85
SECTION 2.06.	Alternative Currency Letters of Credit	97
SECTION 2.07.	Termination, Reduction and Increase of the Commitments	100
SECTION 2.08.	Fees	105
SECTION 2.09.	Interest	108
SECTION 2.10.	Increased Costs	109
SECTION 2.11.	Taxes	41
SECTION 2.12.	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	121
SECTION 2.13.	Mitigation Obligations; Replacement of Lenders	127
SECTION 2.14.	Defaulting Lenders	129
SECTION 2.15.	Absence of Rating	133

ARTICLE III		133

GUARANTEE		133
SECTION 3.01.	The Guarantee	133
SECTION 3.02.	Obligations Unconditional	135
SECTION 3.03.	Reinstatement	137
SECTION 3.04.	Subrogation	138
SECTION 3.05.	Remedies	138
SECTION 3.06.	Continuing Guarantee	139
SECTION 3.07.	Rights of Contribution	139
SECTION 3.08.	General Limitation on Guarantee Obligations	141

ARTICLE IV		143

REPRESENTATIONS AND WARRANTIES		143
SECTION 4.01.	Organization; Powers	143
SECTION 4.02.	Authorization; Enforceability	143

i

SECTION 7.09.	Private Act	189
SECTION 7.10.	Collateral Accounts	189

ARTICLE VIII		190

EVENTS OF DEFAULT		190

ARTICLE IX		198

THE ADMINISTRATIVE AGENT		198

ARTICLE X		216

MISCELLANEOUS		216
SECTION 10.01.	Notices	216
SECTION 10.02.	Waivers; Amendments	218
SECTION 10.03.	Expenses; Indemnity; Damage Waiver	223
SECTION 10.04.	Successors and Assigns	228
SECTION 10.05.	Survival	240
SECTION 10.06.	Counterparts; Integration; Effectiveness	241
SECTION 10.07.	Severability	242
SECTION 10.08.	Right of Setoff	242
SECTION 10.09.	Governing Law; Jurisdiction; Etc.	243
SECTION 10.10.	WAIVER OF JURY TRIAL	245
SECTION 10.11.	Headings	247
SECTION 10.12.	Treatment of Certain Information; Confidentiality	247
SECTION 10.13.	Judgment Currency	250
SECTION 10.14.	USA PATRIOT Act	252
SECTION 10.15.	RELEASE OF LIENS	252
SECTION 10.16.	NO FIDUCIARY DUTY	254
SECTION 10.17	ILLEGAILITY	93

SCHEDULE I	-	Commitments
SCHEDULE II	-	Indebtedness and Liens
SCHEDULE III	-	Litigation
SCHEDULE IV	-	Environmental Matters
SCHEDULE V	-	Subsidiaries
SCHEDULE VI	-	Existing Letters of Credit

EXHIBIT A	-	Form of Assignment and Assumption
EXHIBIT B	-	Form of Confirming Lender Agreement

                    SECURED CREDIT AGREEMENT dated as of December 9, 2011 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among XL GROUP PLC, an Irish public limited company (“XL Group”), XLIT LTD., an exempted company incorporated in the Cayman Islands with limited liability (“XLIT”), X.L. AMERICA, INC., a Delaware corporation (“XL America”), XL INSURANCE (BERMUDA) LTD, a Bermuda limited liability company (“XL Insurance (Bermuda)”), XL RE LTD, a Bermuda limited liability company (“XL Re”), XL RE EUROPE LIMITED, an Irish limited liability company (“XL Re Europe”), XL INSURANCE COMPANY LIMITED, a limited company domiciled in the United Kingdom (“XL Insurance”), XL INSURANCE SWITZERLAND LTD, a company limited by shares organized under the laws of Switzerland (“XL Switzerland”), and XL LIFE LTD, a Bermuda company (“XL Life” and together with XL Group, XLIT, XL America, XL Insurance (Bermuda), XL Re, XL Re Europe, XL Insurance and XL Switzerland, each an “Account Party” and collectively, the “Account Parties”; XL Group, XLIT, XL America, XL Insurance (Bermuda), XL Re and XL Life, each a “Guarantor” and collectively the “Guarantors”; the Account Parties and the Guarantors being collectively referred to as the “Obligors”), the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and THE BANK OF NEW YORK MELLON, as Collateral Agent.

                    The Account Parties have requested that the Lenders issue letters of credit for their account in an aggregate face amount not exceeding $650,000,000 at any one time outstanding, and the Lenders are prepared to issue such letters of credit upon the terms and conditions hereof. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

                    SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

                    “Account” shall have the meaning assigned to such term in the Pledge Agreement.

                    “Account Parties” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

                    “Account Party Jurisdiction” means (a) Bermuda, (b) the Cayman Islands, (c) Ireland, (d) Switzerland, (e) the United Kingdom, (f) the United States and (g) any other country (i) where any Account Party is licensed or qualified to do business or (ii) from or through which payments hereunder are made by any Account Party.

                    “Adjusted LIBO Rate” means an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the one month LIBO Rate multiplied by (b) the one month Statutory Reserve Rate.

                    “Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder.

                    “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

                    “Advance Rate” means for any category of cash or obligation or investment specified below in the column entitled “Cash and Eligible Assets” (other than cash, the “Eligible Assets”), the percentage set forth opposite such category of cash or Eligible Assets below in the column entitled “Advance Rate” and, in each case, subject to the original term to maturity criteria set forth therein:

Cash and Eligible Assets	Advance Rate

Cash and Cash Equivalents Denominated in Dollars, EU Cash and GB Cash 100%

U.S. Commercial Paper (Rating A1/P1 or better, Non-convertible) 98%

U.S. Government Bills, Notes, U.S. Government Guaranteed or Sponsored Agency Securities and US-TIPS

Maturity less than 2 years	98%
Maturity 2 years to less than 5 years	95%
Maturity 5 years to up to 10 years	95%
Maturity over 10 years	93%

U.S. Corporate Bonds (Rating AAA/Aaa or better, Non-convertible)

Maturity less than 5	95%
Maturity 5 years to up to 10 years	90%
Maturity over 10 years	85%

U.S. Corporate Bonds (Rating AA-/Aa3 or better, Non-convertible)

Maturity less than 5 years	90%
Maturity 5 years to up to 10 years	85%
Maturity over 10 years	80%

U.S. Corporate Bonds (Rating A-/A3 or better, Non-convertible)

Maturity less than 11 years	80%

U.S. Municipal Bonds (Rating AA-/Aa3 or better, Non-convertible)

Maturity less than 5 years	95%
Maturity 5 years or longer	90%

Supranational Securities (Rating AAA/Aaa or better, Non-convertible)

Maturity less than 2 years	95%
Maturity 2 years to up to 10 years	90%
Maturity over 10 years	85%

US-GNMAMBS, US-FNMAMBS and US-FHLMCMBS

Maturity less than 5 years	98%
Maturity 5 years to up to 10 years	95%
Maturity over 10 years	93%

DE-NOTE2, DE NOTE5.5 DE-BOND, GB-GILT, FR-BTF, FR-BTAN and FR-OAT
(Rating AA-/Aa3 or better)

Maturity less than 5 years	95%
Maturity 5 years to up to 10 years	93%
Maturity over 10 years and less than 30 years	90%

For purposes of this definition of “Advance Rate”, if any Eligible Asset is provided a rating by more than one Rating Agency, then the lower of all such ratings shall be used. As used in this Agreement, “EU Cash” shall mean the lawful currency of the member states of the European Union that adopt the single currency in accordance with the EC Treaty, “GB Cash” shall mean the lawful currency of the United Kingdom, “GB-GILT” shall mean fixed coupon, sterling denominated negotiable debt obligations issued by either the Bank of England (prior to April 1, 1998) or Her Majesty’s Treasury (after April 1, 1998) backed by the credit of the United Kingdom of Great Britain and Northern Ireland with initial maturity of greater than 365 days when issued, “DE-NOTE2” shall mean negotiable debt obligations issued pursuant to Artikel 115 Grundgesetz and backed by Federal Republic of Germany, having an original maturity at issuance of 2 years, “DE-NOTE5.5” shall mean negotiable debt obligations issued pursuant to Artikel 115 Grundgesetz and backed by Federal Republic of Germany, having a maturity at issuance of 5.5 years, “DE-BOND” shall mean negotiable debt obligations issued pursuant to Artikel 115 Grundgesetz and backed by Federal Republic of Germany, having a maturity at issuance of 10 to 30 years, “FR-BTF” shall mean discount debt securities issued by the French Treasury having an initial maturity at issuance of 13, 26 or 52 weeks, “FR-BTAN” shall mean fixed interest debt securities issued by the French Treasury having an initial maturity at issuance of 2 or 5 years, “FR-OAT” shall mean fixed or floating interest debt securities issued by the French Treasury having an initial maturity at issuance of between 4 and 30 years, provided that any floating rate OATs (i.e. OATs that are indexed to the Consumer Price Index (OATi’s)) and OATs that are linked to the TEC10 index (TEC OATs) are excluded, “Supranational Securities” shall mean securities issued or backed by the International Bank for Reconstruction & Development, European Bank for Reconstruction & Development, Inter American Development

Bank, International Monetary Fund, European Investment Bank, Asian Development Bank, African Development Bank and Nordic Development Bank, “US-GNMAMBS” shall mean single-class fully modified pass-through certificates (GNMA Certificates) in book-entry form backed by single-family residential mortgage loans, the timely payment of principal and interest of which certificates is guaranteed by the Government National Mortgage Association (excluding Real Estate Mortgage Investment Conduit (REMIC) or other multi-class pass-through certificates, collateralized mortgage obligations, pass-through certificates backed by adjustable rate mortgages, securities paying interest or principal only and derivatives and similar derivatives securities), “US-FNMAMBS” shall mean single-class pass-through certificates (FNMA Certificates) in book-entry form backed by single-family residential mortgage loans, the timely payment of principal and interest of which certificates is guaranteed by the Federal National Mortgage Association (excluding Real Estate Mortgage Investment Conduit (REMIC) or other multi-class pass-through certificates, collateralized mortgage obligations, pass-through certificates backed by adjustable rate mortgages, securities paying interest or principal only and derivatives and similar derivatives securities), “US-FHLMCMBS” shall mean single-class participation certificates (FHLMC Certificates) in book-entry form backed by single-family residential mortgage loans, the timely payment of principal and interest of which certificates is guaranteed by the Federal Home Loan Mortgage Corporation (excluding Real Estate Mortgage Investment Conduit (REMIC) or other multi-class pass-through certificates, collateralized mortgage obligations, pass-through certificates backed by adjustable rate mortgages, securities paying interest or principal only and derivatives and similar derivatives securities) and “US-TIPS” shall mean securities issued by the Department of the Treasury backed by the credit of the United States of America where the principal is changed based on changes of the consumer price index.

                    “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly, Controls or is Controlled by or is under common Control with the Person specified.

                    “Aggregate LC Exposure” means the aggregate amount of the LC Exposures of each of the Lenders.

                    “Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

                    “Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate for such day plus 1/2 of 1% and (c) the one month Adjusted LIBO Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) plus 1.0%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

                    “Alternative Currency” means any currency other than Dollars (a) that is freely transferable and convertible into Dollars in the London foreign exchange market and (b) for which no central bank or other governmental authorization in the country of issue of such currency is required to permit use of such currency by any Lender for issuing, renewing, extending or amending letter of credits or funding or making drawings thereunder and/or to permit any Account Party to pay the reimbursement obligations and interest thereon, each as contemplated hereunder, unless such authorization has been obtained and is in full force and effect.

                    “Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Issuing Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

                    “Alternative Currency LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Alternative Currency Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements under Alternative Currency Letters of Credit that have not been reimbursed by or on behalf of the Account Parties at such time. The Alternative Currency LC Exposure of any Lender shall at any time be such Lender’s share of the total Alternative Currency LC Exposure at such time.

                    “Alternative Currency Letter of Credit” means a letter of credit issued by a Lender in an Alternative Currency pursuant to Section 2.06.

                    “Alternative Currency Letter of Credit Report” has the meaning set forth in Section 2.06(b).

                    “Applicable Percentage” means with respect to any Lender in relation to its obligations to issue or participate in Letters of Credit (or related matters), the percentage of the Commitments of all the Lenders represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

                    “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

                    “Availability Period” means the period from and including the Effective Date to and including the Commitment Termination Date.

                    “Bankruptcy Event” means with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement in the United States of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

                    “Bermuda Companies Law” means the Companies Act 1981 of Bermuda, as amended, and the regulations promulgated thereunder.

                    “Bermuda Insurance Law” means the Insurance Act 1978 of Bermuda, as amended, and the regulations promulgated thereunder.

                    “Board” means the Board of Governors of the Federal Reserve System of the United States of America.

                    “Borrowing Base” means at any time, and in respect of each Account Party, the aggregate amount of cash and the aggregate Market Value (as defined in the Collateral Account Control Agreement) of Eligible Assets held in the Accounts applicable to such Account Party (including any cash or Eligible Securities deposited on behalf of such Account Party by a Guarantor) under the applicable Collateral Account Control Agreement at such time multiplied in each case by the respective Advance Rates for cash and such Eligible Assets, in each case as of the close of business on the immediately preceding Business Day or, if such amount is not determinable as of the close of business on such immediately preceding Business Day, as of the close of business on the most recent Business Day on which such amount is determinable; provided that no Collateral (including without limitation cash) shall be included in the calculation of Borrowing Base unless (i) the Collateral Agent has a first priority perfected lien on and security interest in such Collateral pursuant to the Security Documents and (ii) there shall exist no other Liens on such Collateral; provided further that (1) no Eligible Asset shall be included in the calculation of Borrowing Base unless it is listed on a national securities exchange or freely tradeable at readily established prices in over-the-counter transactions, (2) no single issuer of U.S. Commercial Paper (Rating A1/P1 or better), U.S. Corporate Bonds, U.S. Municipal Securities, German debt obligations, French debt obligations or U.K. debt obligations shall comprise at any time more than 7.5% of the aggregate Borrowing Base for all Account Parties at such time, (3) all maturities are calculated from the relevant date of determination of the aggregate Borrowing Base and (4) all Collateral must be performing; provided, further, that (i) the Borrowing Base in respect of any Account Party at any time shall be the amount thereof as set forth in the Borrowing Base Report (as defined in the Collateral Account Control Agreement) then most recently delivered by the Service Provider (as defined in the Collateral Account Control Agreement) to the Administrative Agent pursuant to Section 4(H) of the Collateral Account Control Agreement and (ii) for the avoidance of doubt, each Account Party will take all such actions as shall be necessary to cause the Borrowing Base of such Account Party at all times to be at least 100% of the aggregate face amount of all Letters of Credit issued on behalf of such Account Party in accordance with Section 5 of the Collateral Account Control Agreement.

                    “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, London, Ireland or in the case of any Specified Account Party, the jurisdiction of organization of such Account Party, requesting the issuance of a Letter of Credit are authorized or required by law to remain closed.

                    “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

                    “Cash Equivalents” means at any time:

                    (a) time deposits, certificates of deposit or money market deposits, maturing not more than two years after the date of determination, which are issued by a financial institution which is rated at least AA- by S&P or Aa3 by Moody’s (whether or not a Lender);

                    (b) investments in money market funds that invest solely in Cash Equivalents described in clause (a) and are rated AAA by S&P.

                    “Change in Control” means the occurrence of any of the following events or conditions: (a) any Person, including any syndicate or group deemed to be a Person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of XL Group entitling such Person to exercise 40% or more of the total voting power of all shares of capital stock of XL Group that is entitled to vote generally in elections of directors, other than an acquisition by XL Group, any of its Subsidiaries or any employee benefit plans of XL Group; or (b) XL Group merges or consolidates with or into any other Person (other than a Subsidiary), another Person (other than a Subsidiary) merges into XL Group or XL Group conveys, sells, transfers or leases all or substantially all of its assets to another Person (other than a Subsidiary), other than any transaction: (i) that does not result in a reclassification, conversion, exchange or cancellation of the outstanding shares of capital stock of XL Group (other than the cancellation of any outstanding shares of capital stock of XL Group held by the Person with whom it merges or consolidates) or (ii) which is effected solely to change the jurisdiction of incorporation of XL Group and results in a reclassification, conversion or exchange of outstanding shares of capital stock of XL Group solely into shares of capital stock of the surviving entity; or (c) a majority of the members of XL Group’s board of directors are persons who are then serving on the board of directors without having been elected by the board of directors or having been nominated for election by its shareholders.

                    “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.10(b), by any lending office of such

Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

                    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

                    “Collateral” has the meaning assigned to such term in the Pledge Agreement.

                    “Collateral Account Control Agreement” means the Collateral Account Control Agreement, among each Account Party, The Bank of New York Mellon, in its capacities as Custodian and as Collateral Agent, and the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.

                    “Collateral Agent” means The Bank of New York Mellon, in its capacity as collateral agent for the Secured Parties hereunder.

                    “Commitment” means, with respect to any Lender, the commitment of such Lender to issue Syndicated Letters of Credit and Non-Syndicated Letters of Credit and acquire participations in Participated Letters of Credit, as such commitment may be (i) reduced from time to time pursuant to Section 2.07 and (ii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Commitment is set forth on Schedule I or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $650,000,000.

                    “Commitment Termination Date” means December 9, 2015.

                    “Confirming Lender” means, with respect to any Lender, any other Person which is listed on the NAIC Approved Bank List that has agreed, by delivery of an agreement between such Lender and such other Person in substantially the form of Exhibit B or any other form satisfactory to the Administrative Agent, to honor the obligations of such Lender in respect of a draft complying with the terms of a Syndicated Letter of Credit or a Non-Syndicated Letter of Credit, as the case may be, as if, and to the extent, such other Person were the “issuing lender” (in place of such Lender) named in such Syndicated Letter of Credit or Non-Syndicated Letter of Credit, as the case may be.

                    “Consolidated Net Worth” means, at any time, the consolidated stockholders’ equity of XL Group and its Subsidiaries, provided that the calculation of such consolidated stockholders’ equity shall exclude (a) the effect thereon of any adjustments required under Statement of Financial Accounting Standards No. 115 (“Accounting for Certain Investments in Debt and Equity Securities”) and (b) any Exempt Indebtedness (and the assets relating thereto) in the event such Exempt Indebtedness is consolidated on the consolidated balance sheet of XL Group and its consolidated Subsidiaries in accordance with GAAP.

                    “Consolidated Total Assets” means, on any date, total assets of XL Group and its Subsidiaries on a consolidated basis determined in accordance with GAAP as of the last day of the fiscal quarter immediately preceding the date of determination.

                    “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

                    “Credit Documents” means, collectively, this Agreement, the Letter of Credit Documents and the Security Documents.

                    “Custodian” has the meaning assigned to such term in the Pledge Agreement.

                    “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

                    “Defaulting Lender” means any Lender that (a) has failed, within three Business Days of the date required to be funded or paid, to (i) fund any portion of its participations in Letters of Credit or (ii) pay over to any Obligor any other amount required to be paid by it hereunder, in either case, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in writing) has not been satisfied, (b) has notified any Obligor in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund participations in then outstanding Letters of Credit, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such receipt of such certification in form and substance reasonably satisfactory to the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

                    “Dollar Equivalent” means, as used in each Alternative Currency Letter of Credit Report and in respect of any Alternative Currency Letter of Credit, the amount of Dollars obtained by converting the Alternative Currency LC Exposure with respect to such Alternative Currency Letter of Credit, on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

                    “Dollars” or “$” refers to lawful money of the United States of America.

                    “Effective Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 10.02).

                    “Eligible Assets” has the meaning assigned to such term in the definition of the term Advance Rate.

                    “Environmental Laws” means any Law, whether now existing or subsequently enacted or amended, relating to (a) pollution or protection of the environment, including natural resources, (b) exposure of Persons, including but not limited to employees, to Hazardous Materials, (c) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of Hazardous Materials or (d) regulation of the manufacture, use or introduction into commerce of Hazardous Materials, including their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage or disposal.

                    “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of an Account Party or any Subsidiary resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract or agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

                    “Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

                    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                    “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Account Party, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

                    “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Account Party or any of such Account Party’s ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any

Plan; (e) the receipt by any Account Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Account Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Account Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Account Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

                    “Event of Default” has the meaning assigned to such term in Article VIII.

                    “Excess Funding Guarantor” has the meaning assigned to such term in Section 3.07.

                    “Excess Payment” has the meaning assigned to such term in Section 3.07.

                    “Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Obligor hereunder, or under any Credit Document, (a) income or franchise Taxes imposed on (or measured by) its net income, net profits or overall gross receipts (including, without limitation, branch profits or similar taxes) by the United States of America, or by any jurisdiction under the laws of which such recipient is organized or resident, in which such recipient’s principal office is located or with which such recipient has any other connection (other than a connection that arises solely by reason of an Account Party having executed, delivered or performed its obligations or a Lender or the Administrative Agent having received a payment under this Agreement or any Credit Document), (b) any Tax imposed pursuant to a law in effect at the time such recipient first becomes a party to this Agreement or designates a new lending office (or at the time such recipient acquires an additional interest, but only with respect to Taxes attributable to such additional interest) except to the extent that such recipient (or such recipient’s assignor, if any) was entitled at the time of the designation of a new lending office (or assignment) to receive additional amounts from the Account Parties with respect to such Tax under Section 2.11(a) or 2.11(c), (c) any Tax that is attributable to a recipient’s failure to comply with Section 2.11(f), and (d) any Tax imposed pursuant to FATCA.

                    “Exempt Indebtedness” means any Indebtedness of any Person (other than XL Group or any of its Affiliates) that is consolidated on the balance sheet of XL Group and its consolidated Subsidiaries in accordance with GAAP (whether or not required to be so consolidated); provided that (a) at the time of the incurrence of such Indebtedness by such Person, the cash flows from the assets of such Person shall reasonably be expected by such Person to liquidate such Indebtedness and all other liabilities (contingent or otherwise) of such Person and (b) no portion of such Indebtedness of such Person shall be Guaranteed (other than guarantees of the type referred to in clause (a) or (b) of the definition of Indebtedness) by, or shall be secured by a Lien on any assets owned by, XL Group or any of its Subsidiaries and neither such Person nor any of the holders of such Indebtedness shall have any direct or indirect recourse to XL Group or any of its Subsidiaries (other than in respect of liabilities and guarantees of the type referred to in clause (a) or (b) of the definition of Indebtedness).

                    “Existing Secured Credit Agreement” means the 3-Year Credit Agreement dated as of March 25, 2011 among the Account Parties, the lenders party thereto, JPMCB, as administrative agent and The Bank of New York Mellon, as collateral agent, as amended, restated, supplemented or otherwise modified from time to time, including any renewals, extensions or replacements thereof that increase the principal amount thereof as of the Effective Date; provided, however, that to the extent such principal amount exceeds $1,000,000,000 at any time, such excess amount shall not be deemed to be incurred under the Existing Secured Credit Agreement for purposes of Section 7.03 and Section 7.07.

                    “Existing Unsecured Credit Agreement” means the 5-Year Credit Agreement dated as of June 21, 2007 among XLIT Ltd. (formerly XL Group Ltd. and XL Capital Ltd), XL America, XL Insurance (Bermuda), and XL Re, the lenders party thereto and JPMCB, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time, including any renewals, extensions or replacements thereof.

                    “FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (including any amended or successor provisions thereto, to the extent substantially comparable thereto), and any regulations or official interpretations thereof.

                    “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

                    “Financial Officer” means, with respect to any Obligor, a principal financial officer of such Obligor.

                    “GAAP” means generally accepted accounting principles in the United States of America.

                    “GIC” means a guaranteed investment contract or funding agreement or other similar agreement issued by an Account Party or any of its Subsidiaries that guarantees to a counterparty a rate of return on the invested capital over the life of such contract or agreement.

                    “Governmental Authority” means the government of the United States of America, or of any other nation (including the European Union), or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

                    “Granting Lender” has the meaning assigned to such term in Section 10.04.

                    “Guarantee” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting security therefor for the purpose of assuring the holder of such Indebtedness, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including keepwell agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guarantee hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount of the Indebtedness in respect of which such Guarantee is made. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.

                    “Guaranteed Obligations” has the meaning assigned to such term in Section 3.01.

                    “Guarantors” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

                    “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

                    “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

                    “Indebtedness” means, for any Person, without duplication: (i) all indebtedness or liability for or on account of money borrowed by, or for or on account of deposits with or advances to (but not including accrued pension costs, deferred income taxes or accounts payable of) such Person; (ii) all obligations (including contingent liabilities) of such Person evidenced by bonds, debentures, notes, banker’s acceptances or similar instruments; (iii) all indebtedness or liability for or on account of property or services purchased or acquired by such Person; (iv) any indebtedness or liability secured by a Lien on property owned by such Person (whether or not assumed) and Capital Lease Obligations of such Person (without regard to any limitation of the rights and remedies of the holder of such Lien or the lessor under such capital lease to repossession or sale of such property); (v) the maximum available amount of all standby letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed); and (vi) all Guarantees of such Person; provided that the following shall be excluded from Indebtedness of XL Group and any of its Subsidiaries for purposes of this Agreement: (a) all payment liabilities of any such Person under insurance and reinsurance policies from time to time issued by such Person, including guarantees of any such payment liabilities; (b) all other liabilities (or guarantees thereof) arising in the ordinary course of any such Person’s business as an insurance or reinsurance company (including GICs and Stable Value Instruments and any Specified Transaction Agreement relating thereto), or as a corporate member of The Council of Lloyd’s, or as a provider of financial or investment services or contracts (including GICs and Stable Value Instruments and any Specified Transaction Agreement relating thereto); and (c) any Exempt Indebtedness.

                    “Indemnified Taxes” means (a) Taxes imposed on the Administrative Agent or any Lender on or with respect to any payment hereunder or under any Credit Document, other than Excluded Taxes and (b) Other Taxes.

                    “Insurance Subsidiary” means any Subsidiary (other than XL Life Insurance and Annuity Company) which is subject to the regulation of, and is required to file statutory financial statements with, any governmental body, agency or official in any State or territory of the United States or the District of Columbia which regulates insurance companies or the doing of an insurance business therein.

                    “ISDA” has the meaning assigned to such term in Section 7.03(e).

                    “Issuing Lender” means (a) with respect to any Participated Letter of Credit, JPMCB, in its capacity as the issuer of such Participated Letter of Credit hereunder, and its successors in such capacity as provided in Section 2.05(j), (b) with respect to any Syndicated Letter of Credit, each Lender, in its capacity as the issuer of such Syndicated Letter of Credit and (c) with respect to any Non-Syndicated Letter of Credit, the Lender named therein as the issuer thereof.

                    “JPMCB” means JPMorgan Chase Bank, N.A.

                    “Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

                    “LC Disbursement” means (a) with respect to any Participated Letter of Credit or Non-Syndicated Letter of Credit, a payment made by the Issuing Lender thereof pursuant thereto and (b) with respect to any Syndicated Letter of Credit or Alternative Currency Letter of Credit, a payment made by a Lender pursuant thereto.

                    “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements under Letters of Credit that have not yet been reimbursed by or on behalf of the Account Parties at such time. The LC Exposure of any Lender at any time shall be the sum of (i) its Applicable Percentage of the total LC Exposure (excluding any Alternative Currency LC Exposure) plus (ii) the Alternative Currency LC Exposure (if any) of such Lender at such time.

                    “Lenders” means the Persons listed on Schedule I and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an agreement pursuant to the terms of Section 2.07(c), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption (it being understood and agreed that each Lender may, at its option, issue any Letter of Credit to any Account Party by causing any foreign or domestic branch or Affiliate of such Lender to issue such Letter of Credit; provided that any exercise of such option shall not affect the obligations of such Account Party in respect of such Letter of Credit in accordance with the terms hereunder).

                    “Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit.

                    “Letters of Credit” means each of the Syndicated Letters of Credit, the Non-Syndicated Letters of Credit, the Participated Letters of Credit and the Alternative Currency Letters of Credit.

                    “LIBO Rate” means the rate appearing on Reuters Page LIBOR01 (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, as the rate for the offering of Dollar deposits with a maturity equal to one month. In the event that such rate is not available at such time for any reason, then the LIBO Rate shall be the rate at which Dollar deposits of $5,000,000 and for a maturity equal to one month are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time.

                    “Lien” means, with respect to any asset, any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

                    “Life Operations” has the meaning assigned to such term in Section 7.02(e).

                    “Local GAAP” means generally accepted accounting principles in the jurisdiction of any Account Party.

                    “Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

                    “Material Adverse Effect” means a material adverse effect on: (a) the assets, business, financial condition or operations of an Account Party and its Subsidiaries taken as a whole; or (b) the ability of an Account Party to perform any of its payment or other material obligations under this Agreement.

                    “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                    “NAIC” means the National Association of Insurance Commissioners.

                    “NAIC Approved Bank” means (a) any Person that is a bank listed on the most current “Bank List” of banks approved by the NAIC (the “NAIC Approved Bank List”) or (b) any Lender as to which its Confirming Lender is a bank listed on the NAIC Approved Bank List.

                    “NAIC Approved Bank List” has the meaning assigned to such term in the definition of “NAIC Approved Bank” in this Section.

                    “Non-Syndicated Letters of Credit” means letters of credit issued under Section 2.04.

                    “Non-U.S. Benefit Plan” means any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States by any Account Party or any of their Subsidiaries, with respect to which such Account Party or such Subsidiary has an obligation to contribute, for the benefit of employees of such Account Party or such Subsidiary, which plan, fund or other similar program provides, or results in, the type of benefits described in Section 3(1) or 3(2) of ERISA, and which plan is not subject to ERISA or the Code.

                    “Obligors” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

                    “Other Taxes” means any and all present or future stamp or documentary taxes or any other similar excise or property Taxes, arising from any payment made hereunder or from the execution, delivery or enforcement of this Agreement or any other Credit Document, including any interest, additions to tax or penalties applicable thereto.

                    “Participant” has the meaning assigned to such term in Section 10.04.

                    “Participant Register” has the meaning assigned to such term in Section 10.04(c)(iii).

                    “Participated Letters of Credit” means letters of credit issued under Section 2.05.

                    “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

                    “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

                    “Pledge Agreement” means the Pledge Agreement, dated as of December 9, 2011, among each Account Party, the Collateral Agent and the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.

                    “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Account Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

                    “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

                    “Private Act” means separate legislation enacted in Bermuda with the intention that such legislation apply specifically to an Account Party, in whole or in part.

                    “Pro Rata Share” has the meaning assigned to such term in Section 3.07.

                    “Quarterly Date” means the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

                    “Rating Agency” means (a) Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., (b) Moody’s Investors Service, Inc. and (c) Fitch, Inc.

                    “Register” has the meaning assigned to such term in Section 10.04.

                    “Reimbursement Obligation” means the obligation hereunder of the Specified Account Party to reimburse (i) with respect to any Participated Letter of Credit or Non-Syndicated Letter of Credit, the Issuing Lender thereof and (ii) with respect to any Syndicated Letter of Credit or Alternative Currency Letter of Credit, the Lenders thereof, in each case, for amounts drawn under Letters of Credit.

                    “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, partners and advisors of such Person and such Person’s Affiliates.

                    “Required Lenders” means, at any time, Lenders having Commitments representing more than 50% of the aggregate amount of the Commitments at such time; provided that, if the Commitments have expired or been terminated, “Required Lenders” means Lenders having more than 50% of the Aggregate LC Exposure at such time.

                    “Revaluation Date” means each of the following: (i) each date of issuance, renewal or amendment of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Specified Account Party under any Letter of Credit denominated in an Alternative Currency and (iv) such additional dates as the Administrative Agent or the Issuing Lender shall determine or the Required Lenders shall require; provided that not more than four requests in the aggregate may be made in any calendar year pursuant to this clause (iv).

                    “SAP” means, as to each Account Party and each Subsidiary that offers insurance products, the statutory accounting practices prescribed or permitted by the relevant Governmental Authority for such Account Party’s or such Subsidiary’s domicile for the preparation of its financial statements and other reports by insurance corporations of the same type as such Account Party or such Subsidiary in effect on the date such statements or reports are to be prepared, except if otherwise notified by XL Group as provided in Section 1.03.

                    “SEC” means the Securities and Exchange Commission or any successor entity.

                    “Security Documents” means the Pledge Agreement and the Collateral Account Control Agreement.

                    “SFR” means the Statutory Financial Return of XL Life Ltd.

                    “Significant Subsidiary” means, at any time, each Subsidiary of XL Group that, as of such time, meets the definition of a “significant subsidiary” under Regulation S-X of the SEC.

                    “Specified Account Party” means the Account Party on behalf of which any specific Letter of Credit was issued to support the obligations of such Account Party.

                    “Specified Transaction Agreement” means any agreement, contract or documentation with respect to the following types of transactions: cash pooling arrangements, rate swap transaction, swap option, basis swap, asset swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, current swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending or borrowing transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest, and transactions on any commodity futures or other exchanges, markets and their associated clearing houses (including any option with respect to any of these transactions).

                    “Spot Rate” for a currency means the rate determined by the Administrative Agent or with respect to any Letters of Credit, the Issuing Lender, to be its spot rate for the purchase of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the Issuing Lender may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Lender if it does not have as of the date of determination a spot buying rate for any such currency; and provided further the Issuing Lender may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

                    “SPV” has the meaning assigned to such term in Section 10.04.

                    “Stable Value Instrument” means any insurance, derivative or similar financial contract or instrument designed to mitigate the volatility of returns during a given period on a specified portfolio of securities held by one party (the “customer”) through the commitment of the other party (the “SVI provider”) to provide the customer with a credited rate of return on the portfolio, typically determined through an interest-crediting mechanism (and in exchange for which the SVI provider typically receives a fee).

                    “Statutory Reserve Rate” means, for any day, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject on such day with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

                    “Subsidiary” means, with respect to any Person (the “parent”), at any date, any corporation (or similar entity) of which a majority of the shares of outstanding capital stock normally entitled to vote for the election of directors (regardless of any contingency which does or may suspend or dilute the voting rights of such capital stock) is at such time owned directly or indirectly by the parent or one or more subsidiaries of the parent. Unless otherwise specified, “Subsidiary” means a Subsidiary of an Account Party.

                    “Supplemental Commitment Date” has the meaning assigned to such term in Section 2.07(c).

                    “Supplemental Lender” has the meaning assigned to such term in Section 2.07(c).

                    “Syndicated Letters of Credit” means letters of credit issued under Section 2.01.

                    “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

                    “Total Funded Debt” means, at any time, all Indebtedness of XL Group and its Subsidiaries and any other Person which would at such time be classified in whole or in part as a liability on the consolidated balance sheet of XL Group and its consolidated Subsidiaries in accordance with GAAP (it being understood for avoidance of doubt that any liability or obligation excluded from the definition of Indebtedness shall not constitute Indebtedness for purposes of this definition).

                    “Transactions” means the execution, delivery and performance by the Obligors of this Agreement and the other Credit Documents to which any Account Party is intended to be a party and the issuance of Letters of Credit.

                    “Unsecured Credit Agreement” means the 4-Year Credit Agreement dated as of December 9, 2011 among the Account Parties, the lenders party thereto and JPMCB, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time, including any renewals, extensions or replacements thereof that increase the principal amount thereof as of the Effective Date; provided, however, that to the extent such principal amount exceeds $1,350,000,000 at any time, such excess amount shall not be deemed to be incurred under the Unsecured Credit Agreement for purposes of Section 7.07.

                     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

                    “Withholding Agent” means any Obligor and the Administrative Agent.

                    SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument statute, law, rule, regulation or other document herein shall be construed as referring to such agreement, instrument statute, law, rule, regulation or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

                    SECTION 1.03. Accounting Terms; GAAP, Local GAAP, SAP and SFR. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, Local GAAP, SAP or SFR, as the context requires, each as in effect from time to time; provided that, if XL Group notifies the Administrative Agent that the Account Parties request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP, Local GAAP, SAP or SFR, as the case may be, or in the application thereof on the operation of such provision (or if the Administrative

Agent notifies the Account Parties that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP, Local GAAP, SAP or SFR, as the case may be, or in the application thereof, then such provision shall be interpreted on the basis of GAAP, Local GAAP, SAP or SFR, as the case may be, as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

                    SECTION 1.04. Exchange Rates; Currency Equivalents

(a) The Administrative Agent or the Issuing Lender, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Letters of Credit denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Obligors hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Lender, as applicable.

(b) Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount, as determined by the Administrative Agent or the Issuing Lender, as the case may be.

ARTICLE II

THE CREDITS

                    SECTION 2.01. Syndicated Letters of Credit.

                    (a) General. Subject to the terms and conditions set forth herein, at the request of any Account Party the Lenders agree at any time and from time to time during the Availability Period to issue Syndicated Letters of Credit for the account of such Account Party in an aggregate amount that will not result in the Aggregate LC Exposure exceeding the Commitments (it being understood that Syndicated Letters of Credit may be issued, or be outstanding, for the account of more than one of the Account Parties at any time). Each Syndicated Letter of Credit shall be in such form as is consistent with the requirements of the applicable regulatory authorities as reasonably required by the Administrative Agent (in consultation with XL Group) or as otherwise agreed to by the Administrative Agent and XL Group; provided that, without the prior consent of each Lender, no Syndicated Letter of Credit may be issued that would vary the several and not joint nature of the obligations of the Lenders thereunder as provided in the next succeeding sentence. Each

Syndicated Letter of Credit shall be issued by all of the Lenders, acting through the Administrative Agent, at the time of issuance as a single multi-bank letter of credit, but the obligation of each Lender thereunder shall be several and not joint, based upon its Applicable Percentage of the aggregate undrawn amount of such Syndicated Letter of Credit.

                    (b) Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Syndicated Letter of Credit (or the amendment, renewal or extension of an outstanding Syndicated Letter of Credit), an Account Party shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Administrative Agent) to the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Syndicated Letter of Credit, or identifying the Syndicated Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension, as the case may be (which shall be a Business Day), the date on which such Syndicated Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Syndicated Letter of Credit, the name and address of the beneficiary thereof and the terms and conditions of (and such other information as shall be necessary to prepare, amend, renew or extend, as the case may be) such Syndicated Letter of Credit. If any Syndicated Letter of Credit shall provide for the automatic extension of the expiry date thereof unless the Administrative Agent gives notice that such expiry date shall not be extended, then the Administrative Agent will give such notice if requested to do so by the Required Lenders in a notice given to the Administrative Agent not more than 60 days, but not less than 45 days, prior to the current expiry date of such Syndicated Letter of Credit. If requested by the Administrative Agent, such Account Party also shall submit a letter of credit application on JPMCB’s standard form in connection with any request for a Syndicated Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by such Account Party to, or entered into by such Account Party with, the Administrative Agent relating to a Syndicated Letter of Credit, the terms and conditions of this Agreement shall control.

                    (c) Limitations on Amounts. A Syndicated Letter of Credit shall be issued, amended, renewed or extended only if (and upon such issuance, amendment, renewal or extension of each Syndicated Letter of Credit XL Group shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the Aggregate LC Exposure of the Lenders shall not exceed the aggregate amount of the Commitments and (ii) the LC Exposure (excluding any Alternative Currency LC Exposure) of each Lender shall not exceed the Commitment of such Lender.

                    (d) Expiry Date. Each Syndicated Letter of Credit shall expire at or prior to the close of business on the date one year after the date of the issuance of such Syndicated Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension); provided that in no event shall any Syndicated Letter of Credit have an expiry date later than the first anniversary of the Commitment Termination Date.

                    (e) Obligation of Lenders. The obligation of any Lender under any Syndicated Letter of Credit shall be several and not joint and shall at any time be in an amount equal to such Lender’s Applicable Percentage of the aggregate undrawn amount of such Syndicated Letter of Credit, and each Syndicated Letter of Credit shall expressly so provide.

                    (f) Adjustment of Applicable Percentages. Upon (i) each increase of the Commitments pursuant to Section 2.07(c) or (ii) the assignment by a Lender of all or a portion of its Commitment and its interests in the Syndicated Letters of Credit pursuant to an Assignment and Assumption, the Administrative Agent shall promptly notify each beneficiary under an outstanding Syndicated Letter of Credit of the Lenders that are parties to such Syndicated Letter of Credit and their respective Applicable Percentages as of the effective date of, and after giving effect to, such increase or assignment, as the case may be.

                    (g) Continuation of Existing Syndicated Letters of Credit. Subject to the terms and conditions hereof, each Syndicated Letter of Credit under (and as defined in) the Existing Unsecured Credit Agreement which is outstanding on the Effective Date and listed on Schedule VI as a “Syndicated Letter of Credit” shall automatically be deemed continued hereunder by all of the Lenders having Commitments on the Effective Date. The obligation of each such Lender in respect of each such continued Syndicated Letter of Credit shall be several and not joint, based upon its Applicable Percentage and the aggregate undrawn amount thereof, and each such Syndicated Letter of Credit shall be deemed a Syndicated Letter of Credit for all purposes of this Agreement as of the Effective Date. The Administrative Agent shall, on the Effective Date or as promptly as practicable thereafter, notify the beneficiary of each such Syndicated Letter of Credit that is being continued hereunder as to the names of the Lenders that, as of the Effective Date, will be issuing lenders under, and party to, such Syndicated Letter of Credit and the Lenders’ respective Applicable Percentages thereunder as of the Effective Date.

                    SECTION 2.02. Issuance and Administration. Each Syndicated Letter of Credit shall be executed and delivered by the Administrative Agent in the name and on behalf of, and as attorney-in-fact for, each Lender party to such Syndicated Letter of Credit, and the Administrative Agent shall act under each Syndicated Letter of Credit, and each Syndicated Letter of Credit shall expressly provide that the Administrative Agent shall act, as the agent of each Lender to (a) receive drafts, other demands for payment and other documents presented by the beneficiary under such Syndicated Letter of Credit, (b) determine whether such drafts, demands and documents are in compliance with the terms and conditions of such Syndicated Letter of Credit and (c) notify such Lender and the Account Parties that a valid drawing has been made and the date that the related LC Disbursement is to be made; provided that the Administrative Agent shall have no obligation or liability for any LC Disbursement under such Syndicated Letter of Credit, and each Syndicated Letter of Credit shall expressly so provide. Each Lender hereby irrevocably appoints and designates the Administrative Agent as its attorney-in-fact, acting through any duly authorized officer of JPMCB, to execute and deliver in the name and on behalf of such Lender each Syndicated Letter of Credit to be issued by such Lender hereunder. Promptly upon the request of the Administrative Agent, each Lender will furnish to the Administrative Agent such powers of attorney or other evidence as any beneficiary of any Syndicated Letter of Credit may reasonably request in order to demonstrate that the

Administrative Agent has the power to act as attorney-in-fact for such Lender to execute and deliver such Syndicated Letter of Credit. Notwithstanding anything in this Agreement to the contrary, the Administrative Agent has no responsibility hereunder with respect to the issuance, renewal, extension, amendment or other administration of any Alternative Currency Letter of Credit, except as expressly set forth in Section 2.06.

                    SECTION 2.03. Reimbursement of LC Disbursements, Etc.

                    (a) Reimbursement. If any Lender shall make any LC Disbursement in respect of any Syndicated Letter of Credit or Alternative Currency Letter of Credit, the Specified Account Party with respect thereto agrees to reimburse such Lender in respect of such LC Disbursement under (x) a Syndicated Letter of Credit by paying to the Administrative Agent an amount equal to such LC Disbursement not later than noon, New York City time, on (i) the Business Day that the Account Parties receive notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the Account Parties receive such notice, if such notice is not received prior to such time and (y) an Alternative Currency Letter of Credit, by paying such Lender on the date, in the currency and amount thereof, together with interest thereon (if any), and in the manner (including the place of payment) as such Lender and such Specified Account Party shall have separately agreed pursuant to Section 2.06.

                    (b) Obligations Absolute. The several obligations of the Specified Account Party with respect to any Letter of Credit to reimburse LC Disbursements in respect thereof as provided in paragraph (a) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Syndicated Letter of Credit or any term or provision therein, (ii) any draft or other document presented under a Syndicated Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment under a Syndicated Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Syndicated Letter of Credit (provided that such Specified Account Party shall not be obligated to reimburse such LC Disbursements unless payment is made against presentation of a draft or other document that at least substantially complies with the terms of such Syndicated Letter of Credit), (iv) the occurrence of any Default or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the obligations of such Specified Account Party hereunder.

                    Neither the Administrative Agent, nor any Lender nor any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Syndicated Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Syndicated Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond their control; provided that the foregoing shall not be construed to excuse the Administrative Agent or a Lender from liability to the Account Parties to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Account Parties to the extent permitted by applicable law) suffered by the Account Parties that are caused by the gross negligence or willful misconduct of the Administrative Agent or a Lender. The parties hereto expressly agree that:

          (i) the Administrative Agent may accept documents that appear on their face to be in substantial compliance with the terms of a Syndicated Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Syndicated Letter of Credit;

          (ii) the Administrative Agent shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Syndicated Letter of Credit; and

          (iii) this sentence shall establish the standard of care to be exercised by the Administrative Agent when determining whether drafts and other documents presented under a Syndicated Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

                    (c) Disbursement Procedures. The Administrative Agent shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under any Syndicated Letter of Credit. The Administrative Agent shall promptly after such examination (i) notify each of the Lenders and the Specified Account Party with respect to such Letter of Credit by telephone (confirmed by telecopy or email) of such demand for payment and (ii) deliver to each Lender a copy of each document purporting to represent a demand for payment under such Syndicated Letter of Credit. With respect to any drawing properly made under a Syndicated Letter of Credit, each Lender will make an LC Disbursement in respect of such Syndicated Letter of Credit in accordance with its liability under such Syndicated Letter of Credit and this Agreement, such LC Disbursement to be made to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make any such LC Disbursement available to the beneficiary of such Syndicated Letter of Credit by promptly crediting the amounts so received, in like funds, to the account identified by such beneficiary in connection with such demand for payment. Promptly following any LC Disbursement by any Lender in respect of any Syndicated Letter of Credit, the Administrative Agent will notify the Account Parties of such LC Disbursement; provided that any failure to give or delay in giving such notice shall not relieve such Specified Account Party of its obligation to reimburse the Lenders with respect to any such LC Disbursement.

                    (d) Interim Interest. If any LC Disbursement with respect to a Syndicated Letter of Credit is made, then, unless such LC Disbursement is reimbursed in full on the date such LC

Disbursement is made, the unpaid amount thereof shall bear interest, subject to Section 2.09(a), for each day from and including the date such LC Disbursement is made to but excluding the date that such LC Disbursement is reimbursed, at the rate per annum equal to 1% plus the Alternate Base Rate.

                    SECTION 2.04. Non-Syndicated Letters of Credit.

                    (a) General. Subject to the terms and conditions set forth herein, at the request of any Account Party the Lenders agree at any time and from time to time during the Availability Period to issue Non-Syndicated Letters of Credit for the account of such Account Party in an aggregate amount that will not result in the Aggregate LC Exposure exceeding the Commitments (it being understood that Non-Syndicated Letters of Credit may be issued, or be outstanding, for the account of more than one of the Account Parties at any time). Each Non-Syndicated Letter of Credit shall be in such form as is consistent with the requirements of the applicable regulatory authorities in the jurisdiction of issue as reasonably determined by the Administrative Agent or as otherwise agreed to by the Administrative Agent and XL Group. Each Non-Syndicated Letter of Credit shall be issued by the respective Issuing Lender thereof, through the Administrative Agent as provided in Section 2.04(c), in the amount of such Issuing Lender’s Applicable Percentage of the aggregate amount of Non-Syndicated Letters of Credit being requested by such Account Party at such time, and (notwithstanding anything herein or in any other Letter of Credit Document to the contrary) such Non-Syndicated Letter of Credit shall be the sole responsibility of such Issuing Lender (and of no other Person, including any other Lender or the Administrative Agent). Notwithstanding anything to the contrary in this Agreement, no Non-Syndicated Letter of Credit may be requested hereunder for any jurisdiction unless XL Group provides evidence reasonably satisfactory to the Administrative Agent that Syndicated Letters of Credit do not comply with the insurance laws of such jurisdiction.

                    (b) Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of Non-Syndicated Letters of Credit (or the amendment, renewal or extension of outstanding Non-Syndicated Letters of Credit), an Account Party shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Administrative Agent) to the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of Non-Syndicated Letters of Credit, or identifying the Non-Syndicated Letters of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension, as the case may be (which shall be a Business Day), the date on which such Non-Syndicated Letters of Credit are to expire (which shall comply with paragraph (e) of this Section), the aggregate amount of all Non-Syndicated Letters of Credit to be issued in connection with such request, the name and address of the beneficiary thereof and the terms and conditions of (and such other information as shall be necessary to prepare, amend, renew or extend, as the case may be) such Non-Syndicated Letters of Credit. If Non-Syndicated Letters of Credit issued in connection with the same request shall provide for the automatic extension of the expiry date thereof unless the Issuing Lender thereof or the Administrative Agent gives notice that such expiry date shall not be extended, then the Administrative Agent (acting on behalf of the relevant Issuing Lenders)

will give such notice for all such Non-Syndicated Letters of Credit if requested to do so by the Required Lenders in a notice given to the Administrative Agent not more than 60 days, but not less than 45 days, prior to the current expiry date of such Non-Syndicated Letter of Credit. If requested by the Administrative Agent, such Account Party also shall submit a letter of credit application on JPMCB’s standard form in connection with any request for a Non-Syndicated Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by such Account Party to, or entered into by such Account Party with, the Administrative Agent (acting on behalf of the relevant Issuing Lenders) relating to a Non-Syndicated Letter of Credit, the terms and conditions of this Agreement shall control.

                    (c) Issuance and Administration. Each Non-Syndicated Letter of Credit shall be executed and delivered by the Administrative Agent (which term, for purposes of this Section 2.04 and any other provisions of this Agreement, including Article IX and Section 10.03, relating to Non-Syndicated Letters of Credit, shall be deemed to refer to, unless the context otherwise requires, JPMCB acting in its capacity as the Administrative Agent or in its individual capacity, in either case as attorney-in-fact for the respective Issuing Lender), acting through any duly authorized officer of JPMCB, in the name and on behalf of, and as attorney-in-fact for, the Issuing Lender party to such Non-Syndicated Letter of Credit. With respect to each Non-Syndicated Letter of Credit, the Administrative Agent shall act in the name and on behalf of, and as attorney-in-fact for, the Lender issuing such Non-Syndicated Letter of Credit and in that capacity shall, and each Lender hereby irrevocably appoints and designates the Administrative Agent, acting through any duly authorized officer of JPMCB, to so act in the name and on behalf of, and as attorney-in-fact for, each Lender with respect to each Non-Syndicated Letter of Credit to be issued by such Lender hereunder and, without limiting any other provision of this Agreement, to, (i) execute and deliver in the name and on behalf of such Lender each Non-Syndicated Letter of Credit to be issued by such Lender hereunder, (ii) receive drafts, other demands for payment and/or other documents presented by the beneficiary thereunder, (iii) determine whether such drafts, demands and/or documents are in compliance with the terms and conditions thereof, (iv) notify the beneficiary of any such Non-Syndicated Letter of Credit of the expiration or non-renewal thereof in accordance with the terms thereof, (v) advise such beneficiary of any change in the office for presentation of drafts under any such Non-Syndicated Letter of Credit, (vi) enter into with the Specified Account Party any such letter of credit application or similar agreement with respect to any such Non-Syndicated Letter of Credit as the Administrative Agent shall require, (vii) remit to the beneficiary of any such Non-Syndicated Letter of Credit any payment made by such Lender and received by the Administrative Agent in connection with a drawing thereunder, (viii) perform any and all other acts which in the sole opinion of the Administrative Agent may be necessary or incidental to the performance of the powers herein granted with respect to such Non-Syndicated Letter of Credit, (ix) notify such Lender and the Specified Account Party that a valid drawing has been made and the date that the related LC Disbursement is to be made; provided that the Administrative Agent shall have no obligation or liability for any LC Disbursement under such Non-Syndicated Letter of Credit and (x) delegate to any agent of JPMCB and such agent’s Related Parties, or any of them, the performance of any of such powers. Each Lender hereby ratifies and confirms (and undertakes to ratify and confirm from time to time upon the request of the Administrative Agent)

whatsoever the Administrative Agent (or any Related Party thereof) shall do or purport to do by virtue of the power herein granted. Promptly upon the request of the Administrative Agent, each Lender will furnish to the Administrative Agent such powers of attorney or other evidence as any beneficiary of any Non-Syndicated Letter of Credit may reasonably request in order to demonstrate that the Administrative Agent has the power to act as attorney-in-fact for such Lender with respect to such Non-Syndicated Letter of Credit (together with such evidence of the due authorization, execution, delivery and validity of such power of attorney as the Administrative Agent may reasonably request). Without limiting any provision of Article IX, the Administrative Agent may perform any and all of its duties and exercise any and all of its rights and powers under this Section through its Related Parties.

                    (d) Limitations on Amounts. Non-Syndicated Letters of Credit shall be issued, amended, renewed or extended only if (and upon such issuance, amendment, renewal or extension of each Non-Syndicated Letter of Credit XL Group shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the Aggregate LC Exposure of the Lenders shall not exceed the aggregate amount of the Commitments and (ii) the LC Exposure (excluding any Alternative Currency LC Exposure) of each Lender shall not exceed the Commitment of such Lender.

                    (e) Expiry Date. Each Non-Syndicated Letter of Credit shall expire at or prior to the close of business on the date one year after the date of the issuance of such Non-Syndicated Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension); provided that in no event shall any Non-Syndicated Letter of Credit have an expiry date later than the first anniversary of the Commitment Termination Date.

                    (f) Participations. By the issuance of a Non-Syndicated Letter of Credit (or an amendment to a Non-Syndicated Letter of Credit increasing the amount thereof) by the respective Issuing Lender, and without any further action on the part of such Issuing Lender or the Lenders, such Issuing Lender hereby grants to each Lender (other than the Issuing Lender itself), and each such Lender hereby acquires from such Issuing Lender, a participation in such Non-Syndicated Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Non-Syndicated Letter of Credit. The obligation of each Lender under a Non-Syndicated Letter of Credit shall be several and not joint. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Non-Syndicated Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Non-Syndicated Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the respective Issuing Lender, such Lender’s Applicable Percentage of each LC Disbursement made by an Issuing Lender in respect of any Non-Syndicated Letter of Credit promptly upon the request of the Administrative Agent at any time from the time such LC Disbursement is made until such LC Disbursement is reimbursed by the Specified Account Party or at any time after any reimbursement payment is required to be refunded to the Specified Account Party for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly following receipt by the Administrative Agent of any payment from the Specified Account Party pursuant to the next following paragraph, the Administrative Agent shall distribute such payment to the respective Issuing Lender or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Lenders and such Issuing Lender as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Lender for any LC Disbursement shall not relieve the Specified Account Party of its obligation to reimburse such LC Disbursement.

                    (g) Reimbursement. If any Issuing Lender shall make any LC Disbursement in respect of any Non-Syndicated Letter of Credit, the Specified Account Party with respect thereto agrees to reimburse such Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than noon, New York City time, on (i) the Business Day that the Account Parties receive notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the Account Parties receive such notice, if such notice is not received prior to such time.

                    If the Specified Account Party fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Specified Account Party in respect thereof and such Lender’s Applicable Percentage thereof.

                    (h) Obligations Absolute. The several obligations of the Specified Account Party with respect to any Letter of Credit to reimburse LC Disbursements in respect of any Non-Syndicated Letter of Credit as provided in paragraph (g) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Non-Syndicated Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Non-Syndicated Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Non-Syndicated Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Non-Syndicated Letter of Credit (provided that such Specified Account Party shall not be obligated to reimburse such LC Disbursements unless payment is made against presentation of a draft or other document that at least substantially complies with the terms of such Non-Syndicated Letter of Credit), (iv) the occurrence of any Default or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the obligations of such Specified Account Party hereunder.

                    Neither the Administrative Agent, the Lenders nor any Issuing Lender, nor any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the payment or failure to make any payment under a Non-Syndicated Letter of Credit (irrespective of any of the circumstances referred to in the preceding sentence) as a result of determining whether drafts or other documents presented under a Non-Syndicated Letter of Credit comply with the terms thereof, or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Non-Syndicated Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of an Issuing Lender; provided that the foregoing shall not be construed to excuse the Administrative Agent or a Lender from liability to the Account Parties to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Account Parties to the extent permitted by applicable law) suffered by the Account Parties that are caused by the gross negligence or willful misconduct of the Administrative Agent or a Lender when determining whether drafts and other documents presented under a Non Syndicated Letter of Credit comply with the terms hereof. The parties hereto expressly agree that:

          (i) the Administrative Agent may accept documents that appear on their face to be in substantial compliance with the terms of a Non-Syndicated Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Non-Syndicated Letter of Credit;

          (ii) the Administrative Agent shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Non-Syndicated Letter of Credit; and

          (iii) this sentence shall establish the standard of care to be exercised by the Administrative Agent when determining whether drafts and other documents presented under a Non-Syndicated Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

                    (i) Disbursement Procedures. The Administrative Agent shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under any Non-Syndicated Letter of Credit. The Administrative Agent shall promptly after such examination (i) notify each of the Lenders and the Specified Account Party with respect to such Letter of Credit by telephone (confirmed by telecopy or email) of such demand for payment and (ii) deliver to each Lender (including the Issuing Lender) a copy of each document purporting to represent a demand for payment under such Non-Syndicated Letter of Credit. With respect to any drawing properly made under a Non-Syndicated Letter of Credit, the Issuing Lender thereof will make an LC Disbursement in respect of such Non-Syndicated Letter of Credit in accordance with its liability under such Non-Syndicated Letter of Credit and this Agreement, such LC Disbursement to be made to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative

Agent will make any such LC Disbursement available to the beneficiary of such Non-Syndicated Letter of Credit by promptly crediting the amounts so received, in like funds, to the account identified by such beneficiary in connection with such demand for payment. Promptly following any LC Disbursement by any Issuing Lender in respect of any Non-Syndicated Letter of Credit, the Administrative Agent will notify the Account Parties of such LC Disbursement; provided that any failure to give or delay in giving such notice shall not relieve the Specified Account Party of its obligation to reimburse such Issuing Lender with respect to any such LC Disbursement.

                    (j) Interim Interest. If any LC Disbursement with respect to a Non-Syndicated Letter of Credit is made, then, unless such LC Disbursement is reimbursed in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, subject to Section 2.09(a), for each day from and including the date such LC Disbursement is made to but excluding the date that such LC Disbursement is reimbursed, at the rate per annum equal to 1% plus the Alternate Base Rate.

                    (k) Adjustments to Non-Syndicated Letters of Credit. Upon each increase of the Commitments pursuant to Section 2.07(c), (i) each Non-Syndicated Letter of Credit then outstanding hereunder shall, as of the effective date of such increase, be amended by the respective Issuing Lenders thereof (through the Administrative Agent) to reflect the Lenders having Commitments after giving effect to such increase and having, with respect to each such Non-Syndicated Letter of Credit issued by an existing Lender, a face amount based upon such Lender’s Applicable Percentage of such Commitments and/or (ii) as applicable, new Non-Syndicated Letters of Credit shall be issued hereunder as of such effective date by each Supplemental Lender which has undertaken a new or incremental Commitment in connection with such increase in a face amount based upon such Supplemental Lender’s Applicable Percentage of such Commitments. Upon the assignment by a Lender of all or a portion of its Commitment and its interests in the Non-Syndicated Letters of Credit pursuant to an Assignment and Assumption, (i) XL Group shall, at the reasonable request of the Administrative Agent, execute such documents as may be necessary in connection with amendments to each Non-Syndicated Letter of Credit issued by such assigning Lender then outstanding hereunder (or to replace each such Non-Syndicated Letter of Credit with a new Non-Syndicated Letter of Credit of such assigning Lender) to reflect such assigning Lender’s Commitment and with a face amount based upon such Lender’s Applicable Percentage after giving effect to such assignment and/or (ii) as applicable, a new Non-Syndicated Letter of Credit shall be issued hereunder as of the effective date of such assignment by the assignee Lender which has undertaken a new or incremental Commitment in connection with such assignment in a face amount based upon such assignee Lender’s Applicable Percentage of the Commitments after giving effect to such assignment.

                    (l) Continuation of Existing Non-Syndicated Letters of Credit. Subject to the terms and conditions hereof, each Non-Syndicated Letter of Credit under (and as defined in) the Existing Unsecured Credit Agreement which is outstanding on the Effective Date and listed on Schedule VI as a “Non-Syndicated Letter of Credit” shall, effective as of the Effective Date, be deemed continued hereunder and shall be amended by the respective Issuing Lender (through the

Administrative Agent) to reflect (i) the Lenders having Commitments as of the Effective Date and (ii) with respect to each such Non-Syndicated Letter of Credit issued by a Lender that is party to the Existing Unsecured Credit Agreement, a face amount based upon the respective Lender’s Applicable Percentage as in effect on the Effective Date, and each such Non-Syndicated Letter of Credit, as so amended, shall be deemed continued hereunder as a Non-Syndicated Letter of Credit issued by such Lender for all purposes of this Agreement as of the Effective Date.

                    SECTION 2.05. Participated Letters of Credit.

                    (a) General. Subject to the terms and conditions set forth herein, any Account Party may request the Issuing Lender to issue, at any time and from time to time during the Availability Period, Participated Letters of Credit for its own account. Each Participated Letter of Credit shall be in such form as is consistent with the requirements of the applicable regulatory authorities reasonably required by the Administrative Agent (in consultation with XL Group) or as otherwise agreed to by the Administrative Agent and XL Group. Participated Letters of Credit issued hereunder shall constitute utilization of the Commitments.

                    (b) Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Participated Letter of Credit (or the amendment, renewal or extension of an outstanding Participated Letter of Credit), an Account Party shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Participated Letter of Credit, or identifying the Participated Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Participated Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Participated Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Participated Letter of Credit. If Participated Letters of Credit issued in connection with the same request shall provide for the automatic extension of the expiry date thereof unless the Issuing Lender thereof or the Administrative Agent gives notice that such expiry date shall not be extended, then the Administrative Agent (acting on behalf of the relevant Issuing Lender) will give such notice for all such Participated Letters of Credit if requested to do so by the Issuing Lender in a notice given to the Administrative Agent not more than 60 days, but not less than 45 days, prior to the current expiry date of such Participated Letter of Credit. If requested by the Issuing Lender, such Account Party also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Participated Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Account Party to, or entered into by such Account Party with, the Issuing Lender relating to a Participated Letter of Credit, the terms and conditions of this Agreement shall control.

                    (c) Limitations on Amounts. A Participated Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Participated Letter of Credit XL Group shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Aggregate LC Exposure of the Lenders shall not exceed the aggregate amount of the Commitments and (ii) the LC Exposure of the Issuing Lender (determined for these purposes without giving effect to the participations therein of the Lenders pursuant to paragraph (e) of this Section) shall not exceed the Commitment of such Issuing Lender.

                    (d) Expiry Date. Each Participated Letter of Credit shall expire at or prior to the close of business on the date one year after the date of the issuance of such Participated Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension); provided that in no event shall any Participated Letter of Credit have an expiry date later than the first anniversary of the Commitment Termination Date.

                    (e) Participations. By the issuance of a Participated Letter of Credit (or an amendment to a Participated Letter of Credit increasing the amount thereof) by the Issuing Lender, and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender hereby grants to each Lender, and each Lender hereby acquires from the Issuing Lender, a participation in such Participated Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Participated Letter of Credit. The obligation of each Lender under a Participated Letter of Credit shall be several and not joint. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Participated Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Participated Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the Issuing Lender, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Lender in respect of any Participated Letter of Credit promptly upon the request of the Issuing Lender at any time from the time such LC Disbursement is made until such LC Disbursement is reimbursed by the Specified Account Party or at any time after any reimbursement payment is required to be refunded to the Specified Account Party for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly following receipt by the Administrative Agent of any payment from the Specified Account Party pursuant to the next following paragraph, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Lender for any LC Disbursement shall not relieve the Specified Account Party of its obligation to reimburse such LC Disbursement.

                    (f) Reimbursement. If any Lender shall make any LC Disbursement in respect of any Participated Letter of Credit, the Specified Account Party with respect thereto agrees to reimburse such Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than noon, New York City time, on (i) the Business Day that the Account Parties receive notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the Account Parties receive such notice, if such notice is not received prior to such time.

                    If the Specified Account Party fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Specified Account Party in respect thereof and such Lender’s Applicable Percentage thereof.

                    (g) Obligations Absolute. The several obligations of the Specified Account Party with respect to any Letter of Credit to reimburse LC Disbursements in respect of any Participated Letter of Credit as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Participated Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Participated Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Participated Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Participated Letter of Credit (provided that such Specified Account Party shall not be obligated to reimburse such LC Disbursements unless payment is made against presentation of a draft or other document that at least substantially complies with the terms of such Participated Letter of Credit), (iv) the occurrence of any Default or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the obligations of such Specified Account Party hereunder.

                    Neither the Administrative Agent, the Lenders nor the Issuing Lender, nor any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the payment or failure to make any payment under a Participated Letter of Credit (irrespective of any of the circumstances referred to in the preceding sentence) as a result of determining whether drafts or other documents presented under a Participated Letter of Credit comply with the terms thereof, or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Participated Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Account Parties to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Account Parties to the extent permitted by applicable law) suffered by the Account Parties that are caused by the Issuing Lender’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Participated Letter of Credit comply with the terms hereof. The parties hereto expressly agree that:

          (i) the Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Participated Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Participated Letter of Credit;

          (ii) the Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Participated Letter of Credit; and

          (iii) this sentence shall establish the standard of care to be exercised by the Issuing Lender when determining whether drafts and other documents presented under a Participated Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

                    (h) Disbursement Procedures. The Issuing Lender shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under a Participated Letter of Credit. The Issuing Lender shall promptly after such examination notify the Administrative Agent and the Specified Account Party with respect to such Letter of Credit by telephone (confirmed by telecopy or email) of such demand for payment and whether the Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Specified Account Party of its obligation to reimburse the Issuing Lender and the Lenders with respect to any such LC Disbursement.

                    (i) Interim Interest. If any LC Disbursement is made with respect to a Participated Letter of Credit, then, unless such LC Disbursement is reimbursed in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, subject to Section 2.09(a), for each day from and including the date such LC Disbursement is made to but excluding the date that such LC Disbursement is reimbursed, at the rate per annum equal to 1% plus the Alternate Base Rate. Interest accrued pursuant to this paragraph shall be for account of the Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section to reimburse the Issuing Lender shall be for account of such Lender to the extent of such payment.

                    (j) Replacement of the Issuing Lender. The Issuing Lender may be replaced at any time by written agreement between XL Group, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Lender. At the time any such replacement shall become effective, XL Group shall pay all unpaid fees accrued for account of the replaced Issuing Lender pursuant to Section 2.08(c). From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the replaced Issuing Lender under this Agreement with respect to Participated Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Participated Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Participated Letters of Credit.

                    (k) Adjustment of Applicable Percentages. Notwithstanding anything herein to the contrary, upon (i) each increase of the Commitments pursuant to Section 2.07(c), each Lender’s participation in each Participated Letter of Credit then outstanding shall automatically be adjusted to reflect its Applicable Percentage after giving effect to such increase and (ii) the assignment by a Lender of all or a portion of its Commitment and its interests in the Participated Letters of Credit pursuant to an Assignment and Assumption, the respective assigning Lender’s participation in each Participated Letter of Credit then outstanding shall automatically be adjusted to reflect, and the respective assignee Lender shall be deemed to acquire a participation in each such Participated Letter of Credit in an amount equal to, its Applicable Percentage after giving effect to such assignment.

                    (l) Continuation of Existing Participated Letters of Credit. Subject to the terms and conditions hereof, each Participated Letter of Credit under (and as defined in) the Existing Unsecured Credit Agreement which is outstanding on the Effective Date and listed on Schedule VI as a “Participated Letter of Credit” shall automatically be deemed continued hereunder on the Effective Date by the Issuing Lender of such Participated Letter of Credit, and as of the Effective Date the Lenders shall acquire a participation therein as if such Participated Letter of Credit were issued hereunder, and each such Participated Letter of Credit shall be deemed a Participated Letter of Credit for all purposes of this Agreement as of the Effective Date.

                    SECTION 2.06. Alternative Currency Letters of Credit.

                    (a) Requests for Offers. From time to time during the Availability Period, a Specified Account Party may request any or all of the Lenders to make offers to issue an Alternative Currency Letter of Credit for account of such Specified Account Party. Each Lender may, but shall have no obligation to, make such offers on terms and conditions that are satisfactory to such Lender, and such Specified Account Party may, but shall have no obligation to, accept any such offers. An Alternative Currency Letter of Credit shall be issued, amended, renewed or extended only if (and upon such issuance, amendment, renewal or extension of each Alternative Currency Letter of Credit XL Group shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, the Aggregate LC Exposure shall not exceed the aggregate amount of the Commitments. Each such Alternative Currency Letter of Credit shall be issued, and subsequently, renewed, extended, amended and confirmed, on such terms as XL Group, the Specified Account Party and such Lender shall agree, including expiry, drawing conditions, reimbursement, interest, fees and provision of cover; provided that the expiry of any Alternative Currency Letter of Credit shall not be later than the one-year anniversary from the date of issuance thereof (or, in the case of any renewal or extension thereof, one-year after such renewal or extension).

                    (b) Reports to Administrative Agent. XL Group shall deliver to the Administrative Agent and each of the Lenders a report in respect of each Alternative Currency Letter of Credit (an “Alternative Currency Letter of Credit Report”) on and as of the date (i) on which such Alternative Currency Letter of Credit is issued, (ii) of the issuance, renewal, extension or amendment of a Syndicated Letter of Credit or a Non-Syndicated Letter of Credit, if any Alternative Currency Letter of Credit is then outstanding and (iii) on which the Commitments are to be reduced pursuant to Section 2.07, specifying for each such Alternative Currency Letter of Credit (after giving effect to issuance thereof, as applicable):

                    (A) the date on which such Alternative Currency Letter of Credit was or is being issued;

                    (B) the Alternative Currency of such Alternative Currency Letter of Credit;

                    (C) the aggregate undrawn amount of such Alternative Currency Letter of Credit (in such Alternative Currency);

                    (D) the aggregate unpaid amount of LC Disbursements under such Alternative Currency Letter of Credit (in such Alternative Currency);

                    (E) the Alternative Currency LC Exposure (in Dollars) in respect of such Alternative Currency Letter of Credit; and

                    (F) the aggregate amount of Alternative Currency LC Exposures (in Dollars).

                    Each Alternative Currency Letter of Credit Report shall be delivered to the Administrative Agent and each of the Lenders by 10:00 a.m. (New York City time) on the date on which it is required to be delivered.

                    SECTION 2.07. Termination, Reduction and Increase of the Commitments.

                    (a) Scheduled Termination. Unless previously terminated, the Commitments shall terminate at the close of business on the Commitment Termination Date.

                    (b) Voluntary Termination or Reduction. The Account Parties may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is $25,000,000 or a larger multiple of $5,000,000 and (ii) the Account Parties shall not terminate or reduce the Commitments if the Aggregate LC Exposure would exceed the Commitments. XL Group shall notify the Administrative Agent of any election to terminate or reduce the Commitments under this paragraph (b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by XL Group pursuant to this paragraph (b) shall be irrevocable; provided that a notice of termination of the Commitments delivered by XL Group may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by XL Group (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Subject to the proviso in the immediately preceding sentence, any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

                    (c) Increases to Commitments. XL Group shall have the right, at any time by notice to the Administrative Agent, to increase the Commitments hereunder (i) by including as a Lender hereunder with a new Commitment, any Person which is a NAIC Approved Bank (or any other Person whose obligations in respect of Letters of Credit issued under the Agreement shall be confirmed by a NAIC Approved Bank) that is not an existing Lender or (ii) by having an existing Lender increase its Commitment then in effect (with the consent of such Lender in its sole discretion) (each new or increasing Lender, a “Supplemental Lender”) in each case with the approval (not to be unreasonably withheld) of the Administrative Agent, which notice shall specify the name of each Supplemental Lender, the aggregate amount of such increase and the portion thereof being assumed by each such Supplemental Lender, and the date on which such increase is to become effective (each a “Supplemental Commitment Date”) (which shall be a Business Day at least three Business Days after the delivery of such notice and 30 days prior to the Commitment Termination Date); provided that (w) the aggregate amount of increases of the Commitments under this paragraph and pursuant to Section 2.11(c) (or any successor provision) of the Unsecured Credit Agreement shall not exceed $500,000,000, (x) no existing Lender shall have any obligation to participate in such increase of aggregate Commitments (y) the Commitment of any Supplemental Lender that is not an existing Lender shall be in an amount of at least $25,000,000 and (z) the aggregate amount of the increase of the Commitments effected on any day shall be in an aggregate amount of at least $25,000,000 and larger multiples of $1,000,000. Each such Supplemental Lender shall enter into an agreement in form and substance satisfactory to XL Group and the Administrative Agent pursuant to which such Supplemental Lender shall, as of the applicable Supplemental Commitment Date, undertake a Commitment (or, if any such Supplemental Lender is an existing Lender, pursuant to which such Supplemental Lender’s Commitment shall be increased in the agreed amount on such date) and such Supplemental Lender shall thereupon become (or, if it is already a Lender, continue to be) a “Lender” for all purposes hereof; provided that, in the case of any Supplemental Lender that is not a Lender immediately prior to such Supplemental Commitment Date and is not listed on the NAIC Approved Bank List, such Supplemental Lender and its Confirming Lender shall have entered into an agreement of the type contemplated in the definition of “Confirming Lender” in Section 1.01.

                    Notwithstanding the foregoing, no increase in the Commitments hereunder pursuant to this Section shall be effective unless on the applicable Supplemental Commitment Date:

                    (i) no Default shall have occurred and be continuing; and

          (ii) the representations and warranties of the Obligors set forth in this Agreement (other than in Section 4.04(b)) shall be true and correct in all material respects on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) except where such representations and warranties are conditioned by materiality and then such representations and warranties shall be true and correct in all respects.

Each such notice shall be deemed to constitute a representation and warranty by XL Group as to the matters specified in clauses (i) and (ii) of the immediately preceding sentence as of such date.

                    SECTION 2.08. Fees.

                    (a) Commitment Fee. XL Group agrees to pay to the Administrative Agent for account of each Lender a commitment fee which shall accrue at a rate per annum equal to 0.125% on the average daily unused amount of such Lender’s Commitment during the period from and including the Effective Date to but excluding the date of termination of the Commitments. Commitment fees accrued through and including each Quarterly Date shall be payable on the third Business Day following such Quarterly Date, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate.

                    (b) Commission. XL Group agrees to pay to the Administrative Agent for account of each Lender a commission which shall accrue at a rate per annum equal to 0.50% on the face amount of all outstanding Letters of Credit. Such commission shall be shared ratably among the Lenders participating in such Letters of Credit. Commissions accrued through and including each Quarterly Date shall be payable on the third Business Day following such Quarterly Date, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.

                    (c) Participated Letter of Credit Fees. XL Group agrees to pay to the Issuing Lender of any Participated Letter of Credit a fronting fee which shall accrue at a rate per annum as agreed in writing between XL Group and the Issuing Lender on the face amount in respect of such Participated Letter of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements). Fronting fees accrued through and including each Quarterly Date shall be payable on the third Business Day following such Quarterly Date, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.

                    (d) LC Administrative Fees. XL Group agrees to pay to the Administrative Agent and the Issuing Lender (to extent that such Issuing Lender is not the same Person as the Administrative Agent), each for its own account, within 10 Business Days after demand the Administrative Agent’s or the Issuing Lender’s standard administrative fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.

                    (e) Administrative Agent Fees. XL Group agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between XL Group and the Administrative Agent.

                    (f) Collateral Agent Fees. XL Group agrees to pay to the Collateral Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between XL Group and the Collateral Agent.

                    (g) Payment and Computation of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of the fees referred to in paragraphs (a) through (c) of this Section, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances. All fees payable under paragraphs (a) through (c) of this Section shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

                    SECTION 2.09. Interest.

                    (a) Default Interest. If any amount of reimbursement obligation, interest, fees, and other amounts payable by the Account Parties hereunder is not paid when due, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of any Reimbursement Obligations, 3.0% plus the Alternate Base Rate and (ii) in the case of any amounts other than Reimbursement Obligations, 2.0% plus the Alternate Base Rate.

                    (b) Payment of Interest. Interest accrued pursuant to paragraph (a) of this Section shall be payable on demand.

                    (c) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

                    SECTION 2.10. Increased Costs.

                    (a) Increased Costs Generally. If any Change in Law shall:

                    (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or any Letter of Credit (or any participation therein); or

(iii) change the basis of taxation of payments to any Lender in respect thereof (except for Indemnified Taxes, Excluded Taxes and changes in the rate of tax on the overall net income of such Lender);

                    and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining, or participating in, any Letter of Credit (or of maintaining any participation therein) or to reduce the amount of any sum received or receivable by such Lender hereunder, then XL Group (and in the case of any specific Letter of Credit, the Specified Account Party on behalf of which such Letter of Credit was issued) agrees that it will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered. Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted or issued.

                    (b) Capital Requirements. If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Letters of Credit issued or participated in by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time XL Group (and in the case of any specific Letter of Credit, the Specified Account Party on behalf of which such Letter of Credit was issued) will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

                    (c) Certificates from Lenders. A certificate of a Lender setting forth such Lender’s good faith determination of the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to XL Group and shall be conclusive and binding upon all parties hereto absent manifest error. XL Group (and in the case of any specific Letter of Credit, the Specified Account Party on behalf of which such Letter of Credit was issued) shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof by XL Group.

                    (d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that XL Group and any Specified Account Party shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies XL Group of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof.

                    (e) Comparable Treatment. Notwithstanding any other provision of this Section, no Lender shall demand compensation for any increased cost or reduction pursuant to this Section if such Lender is not demanding such compensation in similar circumstances under comparable provisions of other credit agreements.

                    SECTION 2.11. Taxes.

                    (a) Payments Free of Taxes. Any and all payments by or on account of any Obligor hereunder, or under any Credit Document, shall be made free and clear of and without deduction for or withholding of any amounts in respect of Taxes, unless such withholding is required by applicable law as determined in good faith by the applicable Withholding Agent; provided that if any Indemnified Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender, then (i) the sum payable by the applicable Obligor shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such amounts been withheld and (ii) such amounts shall be withheld and paid to the relevant Governmental Authority in accordance with applicable law.

                    (b) Payment of Other Taxes by the Account Parties. In addition, each Specified Account Party shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

                    (c) Indemnification by the Account Parties. XL Group (and in the case of any specific Letter of Credit, the Specified Account Party on behalf of which such Letter of Credit was issued) shall indemnify the Administrative Agent, the Collateral Agent and each Lender, within 10 days after written demand to XL Group therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, the Collateral Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes, as the case may be, were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth the Administrative Agent’s, the Collateral Agent’s or such Lender’s, as the case may be, good faith determination of the amount of such payment or liability (along with a reasonably detailed explanation and computation of such payment or liability) delivered to XL Group by a Lender, or by the Administrative Agent on its

own behalf, the Collateral Agent on its own behalf or on behalf of a Lender, shall be conclusive as between such Lender or the Administrative Agent, as the case may be, and the Account Parties absent manifest error.

                    (d) Each Lender shall indemnify the Administrative Agent for the full amount of any Taxes imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

                    (e) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Specified Account Party to a Governmental Authority, XL Group on behalf of such Specified Account Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

                    (f) Exemptions. (1) Each recipient of payments under this Agreement or any Credit Document (or a Transferee, including any Participant, in which case such Participant’s obligations to a Specified Account Party and the Administrative Agent described in this Section 2.11(f) shall also extend to the Lender from which the related participation shall have been purchased) (i) that is a “United States Person” as defined in Section 7701(a)(30) of the Code (a “U.S. Lender”) shall deliver to the Specified Account Party and the Administrative Agent two properly completed and duly signed copies of U.S. Internal Revenue Service (“IRS”) Form W-9 (or any successor form) certifying that such U.S. Lender is exempt from U.S. federal withholding tax or (ii) that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Specified Account Party and the Administrative Agent (I) two copies of IRS Form W-8BEN, Form W-8ECI or Form W-8IMY(or any successor form) (together with any applicable underlying IRS forms), (II) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a certification to the effect that such Non-U.S. Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Specified Account party within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected; and the applicable IRS Form W-8 (or any successor form) properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on payments under this Agreement and the other Credit Documents, or (III) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Specified Account Party and the Administrative Agent to determine the withholding or deduction required to be made. Such forms shall be delivered by each U.S. Lender and each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Specified Account Party or the Administrative Agent. In addition, each U.S. Lender and each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by it. Each U.S. Lender and each Non-U.S. Lender shall promptly notify the Specified Account Party and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Specified Account Party (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section, no U.S. Lender or Non-U.S. Lender shall be required to deliver any form pursuant to this Section that such Non-U.S. Lender is not legally able to deliver.

                    (2) If a payment made to any recipient under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such recipient shall deliver to each Account Party and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by any Account Party or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by any Account Party or the Administrative Agent as may be necessary for the Account Parties and the Administrative Agent to comply with their obligations under FATCA and to determine whether such recipient has complied with such recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.11(f)(2), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each recipient agrees that if any form or certification it previously delivered under this clause expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Account Parties and the Administrative Agent in writing of its legal inability to do so.

                    (3) Each U.S. Lender and each Non-U.S Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Specified Account Party is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Specified Account Party (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Specified Account Party or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such U.S. Lender or Non-U.S. Lender is legally entitled to complete, execute and deliver such documentation and in its reasonable judgment such completion, execution or submission would not materially prejudice its legal or commercial position.

                    (g) If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund from the relevant Governmental Authority of any Taxes or Other Taxes as to which it has been indemnified by an Account Party or with respect to which an Account Party has paid additional amounts pursuant to this Section, it shall pay over such refund to such Account Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Account Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Account Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Account Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes not expressly required to be made available hereunder which it reasonably deems confidential) to any Account Party or any other Person.

                    SECTION 2.12. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

                    (a) Payments by the Account Parties. Each Account Party shall make each payment required to be made by it hereunder (whether of fees, reimbursement of LC Disbursements or interest thereon, under Section 2.10 or 2.11, or otherwise) or under any other Credit Document (except to the extent otherwise provided therein) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim; provided that any payments in respect of Alternative Currency Letters of Credit shall be made in the manner (including the time and place of payment) as shall have been separately agreed between the relevant Account Party and Lender pursuant to Section 2.06. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 1111 Fannin Street, Houston, Texas except payments pursuant to Sections 2.10, 2.11 and 10.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

                    (b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of unreimbursed LC Disbursements then due to such parties.

                    (c) Pro Rata Treatment. Except to the extent otherwise provided herein: each reimbursement of LC Disbursements (other than in respect of Alternative Currency Letters of

Credit) shall be made to the relevant Lenders, each payment of fees under Section 2.08 shall be made for account of the relevant Lenders, each termination or reduction of the amount of the Commitments under Section 2.07 and any interest paid in respect of any Reimbursement Obligation shall be applied to the respective Commitments of the Lenders, in each case pro rata according to the amounts of their respective Commitments (or, in the case of any such reimbursement or payment after the termination of the Commitments, pro rata according to the Aggregate LC Exposure).

                    (d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any of its LC Disbursements (other than with respect to Alternative Currency Letters of Credit) or accrued interest thereon resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its LC Disbursements (other than with respect to Alternative Currency Letters of Credit) and accrued interest thereon then due than the proportion received by any other relevant Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the LC Disbursements (other than with respect to Alternative Currency Letters of Credit) of such other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of their respective LC Disbursements (other than with respect to Alternative Currency Letters of Credit) and accrued interest thereon; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Account Party pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its LC Disbursements to any assignee or participant, other than to any Account Party or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Account Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law and to the extent that it is a Specified Account Party, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Account Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Account Party in the amount of such participation.

                    (e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from an Account Party prior to the date on which any payment is due to the Administrative Agent for account of the relevant Lenders hereunder that such Account Party will not make such payment, the Administrative Agent may assume that such Account Party has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders the amount due. In such event, if the relevant Account Party has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

                    (f) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

                    SECTION 2.13. Mitigation Obligations; Replacement of Lenders.

                    (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.10, or if any Account Party is required to pay any additional amount or indemnification payment to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. XL Group hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. Nothing in this Section 2.13(a) shall affect or postpone any of the obligations of the Account Parties or the rights of any Lender pursuant to Sections 2.10 or 2.11.

                    (b) Replacement of Lenders. If any Lender (i) requests compensation under Section 2.10, or if any Account Party is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.11, (ii) becomes a Defaulting Lender, (iii) has refused to consent to any waiver or amendment with respect to any Credit Document that requires the consent of all the Lenders or of such Lender as a Lender directly and adversely affected by such waiver or amendment and has been consented to by the Required Lenders or (iv) if any Lender ceases to be a NAIC Approved Bank, then XL Group may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee selected by XL Group that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) XL Group shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to its outstanding LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding LC Disbursements and accrued interest and fees) or the relevant Account Party (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.11, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the relevant Account Party to require such assignment and delegation cease to apply.

                    (c) The Account Parties shall not be responsible for any costs and expenses incurred by any Lender that arranges for its obligations under the Letters of Credit to be confirmed by a NAIC Approved Bank or by such confirming bank.

                    SECTION 2.14. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

                    (a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.08;

                    (b) the Commitment and the Aggregate LC Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

                    (c) if any LC Exposure exists at the time such Lender becomes a Defaulting Lender and no Default or Event of Default has occurred and is continuing then:

                    (i) all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Aggregate LC Exposure plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

                    (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Specified Account Party shall within one Business Day following notice by the Administrative Agent ensure that the Borrowing Base includes an amount of cash equal to or greater than the Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such LC Exposure are outstanding;

                    (iii) if the applicable Account Party cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, no Specified Account Party shall be required to pay any fees to such Defaulting Lender pursuant to Section 2.08 with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

                    (iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.08 shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

                    (v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 2.08 with respect to such Defaulting Lender’s LC Exposure shall be payable to the Administrative Agent until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

                    (d) so long as such Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Obligors in accordance with clause (c) above, and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with clause (c)(i) above (and such Defaulting Lender shall not participate therein).

                    In the event that the Administrative Agent, XL Group and each Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment.

                    SECTION 2.15. Absence of Rating. In the event that XL Insurance (Bermuda), XL Re or XL Re Europe ceases to receive a financial strength rating from A.M. Best & Co. (or its successor), such Account Party shall no longer be entitled to request the issuance of further Letters of Credit hereunder.

ARTICLE III

GUARANTEE

                    SECTION 3.01. The Guarantee. Each Guarantor hereby jointly and severally irrevocably guarantees to each Lender, the Collateral Agent and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Reimbursement Obligations (and interest thereon) and LC Disbursements (and interest thereon) made by the Lenders to each of the Account Parties (other than such Guarantor in its capacity as an Account Party hereunder) and all other amounts from time to time owing to the Lenders, the Collateral Agent or the Administrative Agent by such Account Parties under this Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). Each Guarantor hereby further jointly and severally agrees that if any Account Party (other than such Guarantor in its capacity as an Account Party hereunder) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, such Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

                    SECTION 3.02. Obligations Unconditional. The obligations of the Guarantors under Section 3.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Account Parties under this Agreement or any other agreement or instrument referred to herein or therein, or any substitution, release, non-perfection or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Article that the obligations of the Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances (and any defenses arising from the foregoing are hereby waived to the extent permitted by applicable law). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above:

          (i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any law or regulation of any jurisdiction, or the occurrence of any other event, affecting any Guaranteed Obligation;

(iii) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted; or

          (iv) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

and any other defenses arising from the foregoing are hereby waived to the extent permitted by applicable law.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, the Collateral Agent or any Lender exhaust any right, power or remedy or proceed against any Account Party under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

                    SECTION 3.03. Reinstatement. The obligations of the Guarantors under this Article shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Account Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantors jointly and severally agree that they will indemnify the Administrative Agent, the Collateral Agent and each

Lender on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by the Administrative Agent, the Collateral Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

                    SECTION 3.04. Subrogation. The Guarantors hereby jointly and severally agree that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 3.01, whether by subrogation or otherwise, against any Account Party or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

                    SECTION 3.05. Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Account Parties under this Agreement may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 3.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against any Account Party and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by any Account Party) shall forthwith become due and payable by the Guarantors for purposes of Section 3.01.

                    SECTION 3.06. Continuing Guarantee. The guarantee in this Article is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

                    SECTION 3.07. Rights of Contribution. The Guarantors (other than XL Group) hereby agree, as between themselves, that if any such Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Guaranteed Obligations, each other Guarantor (other than XL Group) shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Guarantor to any Excess Funding Guarantor under this Section shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Article III and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

                    For purposes of this Section, (i) ”Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) ”Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) ”Pro Rata Share” means, for any Guarantor, the ratio

(expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Guarantor (excluding any shares of stock of any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been Guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Guarantors (other than XL Group) exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Guarantors under this Article III) of all of the Guarantors (other than XL Group), determined (A) with respect to any Guarantor that is a party hereto on the date hereof, as of the date hereof, and (B) with respect to any other Guarantor, as of the date such Guarantor becomes a Guarantor hereunder.

                    SECTION 3.08. General Limitation on Guarantee Obligations. In any action or proceeding involving any corporate law, or any bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 3.01 would otherwise, taking into account the provisions of Section 3.07, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 3.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Lender, the Administrative Agent, the Collateral Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

                    XL Group, and to the extent any representation pertains specifically to any Account Party, XL Group and, with respect to itself only, such Account Party, represents and warrants to the Lenders that:

                    SECTION 4.01. Organization; Powers. Each Account Party and each of its Significant Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

                    SECTION 4.02. Authorization; Enforceability. The Transactions are within each Account Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. Each of this Agreement, the Pledge Agreement and the Collateral Account Control Agreement has been duly executed and delivered by each Account Party and constitutes a legal, valid and binding obligation of such Account Party, enforceable against such Account Party in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, examination or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                    SECTION 4.03. Governmental Approvals; No Conflicts. The Transactions and the entry into each of this Agreement, the Pledge Agreement and the Collateral Account Control Agreement (a) do not require any consent or approval of (including any exchange control approval), registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of each Account Party or any of its Significant Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon each Account Party or any of its Significant Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) will not result in the creation or imposition of any Lien on any asset of each Account Party or any of its Significant Subsidiaries.

                    SECTION 4.04. Financial Condition; No Material Adverse Change.

                    (a) Financial Condition. XL Group has heretofore furnished to the Lenders the financial statements specified in (A) Section 6.01(a)(i) with respect to the fiscal year ended December 31, 2010 (as provided in XL Group’s Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2010) and (B) Section 6.01(c)(i) with respect to the fiscal quarters ended March 31, 2011, June 30, 2011 and September 30, 2011 (as provided in XL Group’s Report on Form 10-Q filed with the SEC for the fiscal quarters ended March 31, 2011, June 30, 2011 and September 30, 2011). Such financial statements present fairly in all material respects the financial position and results of operations of XL Group and its consolidated Subsidiaries as of such date and for such period on a consolidated basis in accordance with GAAP subject, in the case of the quarterly financial statements described in clause (a)(B) to normal year-end audit adjustments and the absence of footnotes.

                    (b) No Material Adverse Change. Since December 31, 2010, there has been no material adverse change in the assets, business, financial condition or operations of each Account Party and its Subsidiaries, taken as a whole, except as disclosed in filings made by XL Group prior to the Effective Date with the SEC pursuant to the Securities Exchange Act of 1934, as amended.

                    SECTION 4.05. Properties.

                    (a) Property Generally. Each Account Party and each of its Significant Subsidiaries has good title to, or valid license or leasehold interests in, all its real and personal property material to its business, subject only to Liens permitted by Section 7.03 and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

                    (b) Intellectual Property. Each Account Party and each of its Significant Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by such Account Party and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                    SECTION 4.06. Litigation and Environmental Matters.

                    (a) Actions, Suits and Proceedings. Except as disclosed in Schedule III or as routinely encountered in claims activity, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of each Account Party, threatened against or affecting such Account Party or any of its Subsidiaries (i) as to which an adverse determination that would, individually or in the aggregate, result in a Material Adverse Effect is likely or (ii) that involve this Agreement or the Transactions.

                    (b) Environmental Matters. Except as disclosed in Schedule IV and except with respect to any other matters that, individually or in the aggregate, would not be likely to result in a Material Adverse Effect, no Account Party nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required for its business under any Environmental Law, (ii) has incurred any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

                    Schedules III and IV referred to in this Section 4.06 shall be deemed automatically updated from time to time to include disclosures included in filings made by XL Group or XLIT with the SEC pursuant to the Securities Exchange Act of 1934, as amended, after the Effective Date, it being understood, however, that any such updates shall not affect or limit in any manner any of the obligations of the Account Parties under this Agreement in effect immediately prior to such disclosure and shall not be taken into account for purposes of the last paragraph of Section 2.07(c), Section 5.02 and clause (c) of Article VIII.

                    SECTION 4.07. Compliance with Laws and Agreements. Each Account Party and each of its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

                    SECTION 4.08. Investment Company Status. Each Account Party is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

                    SECTION 4.09. Taxes. Each Account Party and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to file any such Tax return or pay any such Taxes could not reasonably be expected to result in a Material Adverse Effect.

                    SECTION 4.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect.

                    Except as could not reasonably be expected to result in a Material Adverse Effect, (i) all contributions required to be made by any Account Party or any of their Subsidiaries with respect to a Non-U.S. Benefit Plan have been timely made, (ii) each Non-U.S. Benefit Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws and has been maintained, where required, in good standing with the applicable Governmental Authority and (iii) neither any Account Party nor any of their Subsidiaries has incurred any obligation in connection with the termination or withdrawal from any Non-U.S. Benefit Plan.

                    SECTION 4.11. Disclosure. The reports, financial statements, certificates or other information furnished by each Account Party to the Lenders in connection with the negotiation of this Agreement or delivered hereunder (taken as a whole) do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, such Account Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

                    SECTION 4.12. Use of Credit. No Account Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no Letter of Credit will be used in connection with buying or carrying any Margin Stock (except for repurchases of the capital stock of XL Group and purchases of Margin Stock in accordance with XL Group’s Statement of Investment Policy Objectives and Guidelines as in effect on the date hereof or as it may be changed from time to time by a resolution duly adopted by the board of directors of XL Group (or any committee thereof)). Not more than 25 percent of the value of the assets of any Account Party will be Margin Stock.

                    SECTION 4.13. Subsidiaries. Set forth in Schedule V is a complete and correct list of all of the Subsidiaries of XL Group as of September 30, 2011, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Schedule V, as of the date hereof, (x) each of XL Group and its Subsidiaries owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule V, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) except as disclosed in filings of XL Group with the SEC prior to the date hereof, there are no outstanding Equity Rights with respect to any Account Party.

                    SECTION 4.14. Withholding Taxes. Based upon information with respect to each Lender provided by each Lender to the Administrative Agent, as of the date hereof, the payment of the LC Disbursements and interest thereon, the fees under Section 2.08 and all other amounts payable hereunder will not be subject, by withholding or deduction, to any Indemnified Taxes imposed by Bermuda, the Cayman Islands, Switzerland, the United Kingdom or Ireland.

                    SECTION 4.15. Stamp Taxes. To ensure the legality, validity, enforceability or admissibility in evidence of this Agreement, it is not necessary, as of the date hereof, that this Agreement or such promissory notes or any other document be filed or recorded with any Governmental Authority in Bermuda or Ireland, or that any stamp or similar tax be paid on or in respect of this Agreement in any such jurisdiction, or such promissory notes or any other document other than such filings and recordations that have already been made and such stamp or similar taxes that have been paid.

                    SECTION 4.16. Legal Form. This Agreement is in proper legal form under the laws of any Account Party Jurisdiction for the admissibility thereof in the courts of such Account Party Jurisdiction.

ARTICLE V

CONDITIONS

                    SECTION 5.01. Effective Date. The obligations of the Lenders (or the Issuing Lender, as the case may be) to issue Letters of Credit are subject to the receipt by the Administrative Agent of each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance (or such condition shall have been waived in accordance with Section 10.02):

          (a) Executed Counterparts. (i) From each party hereto either (x) a counterpart of this Agreement signed on behalf of such party or (y) written evidence satisfactory to the Administrative Agent (which may include telecopy or email transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement and (ii) each Security Document, executed and delivered by each party thereto.

(b) Opinions of Counsel to the Obligors. Opinions, each dated the Effective Date, of Cleary Gottlieb Steen & Hamilton LLP, special U.S. counsel for the Obligors and opinions provided by counsel to the applicable Obligors in the jurisdictions of Ireland, the Cayman Islands, Bermuda, the United Kingdom and Switzerland, in each case, reasonably satisfactory to the Administrative Agent and its counsel.

          (d) Corporate Documents. Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing, if applicable, of the Obligors, the authorization of the Transactions and any other legal matters relating to the Obligors, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

          (e) Officer’s Certificate. A certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of XL Group, confirming compliance with the conditions set forth in clauses (a) and (b) of the first sentence of Section 5.02.

          (f) Existing Unsecured Credit Agreement. Evidence reasonably satisfactory to the Administrative Agent that (i) the Commitments under (and as defined in) the Existing Unsecured Credit Agreement have been terminated and (ii) all amounts due and payable under the Existing Unsecured Credit Agreement have been paid.

          (g) Arrangements for Continuation. Evidence reasonably satisfactory to the Administrative Agent of the existence of arrangements for continuation under this Agreement, the Existing Secured Credit Agreement or the Unsecured Credit Agreement of all existing letters of credit issued under the Existing Unsecured Credit Agreement.

(h) Unsecured Facility. Evidence reasonably satisfactory to the Administrative Agent of the entry into the Unsecured Credit Agreement by the Account Parties.

          (i) Financial Statements. Receipt by the Administrative Agent of the financial statements specified in Section 6.01(a)(i) with respect to the fiscal year ended December 31, 2010 (it being understood that delivery to the Administrative Agent of XL Group’s Report on Form 10-K filed with the SEC shall satisfy the financial statement delivery requirements under this Section 5.01(i)).

(j) Other Documents. Such other documents as the Administrative Agent or any Lender or special New York counsel to JPMCB may reasonably request.

                    The obligation of any Lender to make its initial issuance of a Letter of Credit hereunder is also subject to (i) the payment by XL Group of such fees as XL Group shall have agreed to pay to any Lender or the Administrative Agent in connection herewith, including the reasonable fees and expenses of Simpson Thacher & Bartlett LLP, special New York counsel to JPMCB, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Credit Documents and the extensions of credit hereunder (to the extent that reasonably detailed statements for such fees and expenses have been delivered to XL Group) and (ii) all necessary actions (including obtaining lien searches) to establish that the Collateral Agent will have a perfected first priority security interest (subject to permitted Liens) in the Collateral under this Agreement and the Security Documents.

                    The Administrative Agent shall notify the Account Parties and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders (or the Issuing Lender, as the case may be) to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 5:00 p.m., New York City time, on December 30, 2011 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

                    SECTION 5.02. Each Credit Event. The obligation of each Lender to issue, continue, amend, renew or extend any Letter of Credit is additionally subject to the satisfaction of the following conditions:

          (a) the representations and warranties of the Obligors set forth in this Agreement, the Pledge Agreement and the Collateral Account Control Agreement (other than, at any time after the Effective Date, in Section 4.04(b)) shall be true and correct on and as of the date of issuance, continuation, amendment, renewal or extension of such Letter of Credit (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(b) at the time of and immediately after giving effect to the issuance, amendment, renewal or extension of such Letter of Credit, no Default shall have occurred and be continuing;

(c) in the case of any Alternative Currency Letter of Credit, receipt by the Administrative Agent of a request for offers as required by Section 2.06(a); and

          (d) at the time of and immediately after giving effect to the issuance, amendment, renewal or extension of such Letter of Credit, the Borrowing Base of the Specified Account Party requesting issuance continuation, amendment, renewal or extension of any Letter Credit shall not be less than the aggregate face amount of all the Letters of Credit issued on behalf of such Specified Account Party.

Each issuance, continuation, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Obligors on the date thereof as to the matters specified in clauses (a) and (b) of the immediately preceding sentence.

ARTICLE VI

AFFIRMATIVE COVENANTS

                    Until the Commitments have expired or been terminated, all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, XL Group, and to the extent any covenant applies specifically to any Account Party or its financial statements, XL Group and, with respect to itself only, such Account Party, covenants and agrees with the Lenders that:

                    SECTION 6.01. Financial Statements and Other Information. The Administrative Agent and each Lender will receive:

          (a) by April 10 of each year, (i) the audited balance sheet and related statements of operations, stockholders’ equity and cash flows of XL Group and its consolidated Subsidiaries as of the end of and for the immediately preceding fiscal year, setting forth in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the previous fiscal year (if such figures were already produced for such corresponding period), reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of XL Group and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (it being understood that delivery to the Lenders of XL Group’s Report on Form 10-K filed with the SEC shall satisfy the financial statement delivery requirements under this clause (i) so long as the financial information required to be contained in such report is substantially the same as the financial information required under this clause (i)); and (ii) the unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of XLIT and its consolidated Subsidiaries as of the end of and for the immediately preceding fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the previous fiscal year (if such figures were already produced for such corresponding period), certified by a Financial Officer of XLIT as presenting fairly in all material respects the financial condition and results of operations of XLIT and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

          (b) (i) by May 15 of each year, the balance sheet and related statements of operations and stockholders’ equity of each of XL Insurance (Bermuda), XL Re, XL Re Europe, XL Insurance, XL Switzerland and XL Life (in each case, in the event consolidated financial statements are prepared in the ordinary course of business, prepared in a manner that consolidates the applicable consolidated Subsidiaries) as of the end of and for the immediately preceding year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the previous fiscal year (if such figures were already produced for such corresponding period), in each case audited and reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) in accordance with GAAP, Local GAAP, SAP or SFR, as the case may be, consistently applied; (ii) by June 15 of each year, the unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of XL America and its consolidated Subsidiaries as of the end of and for the immediately preceding fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the previous fiscal year (if such figures were already produced for such corresponding period), certified by a Financial Officer of XL America as presenting fairly in all material respects the financial condition and results of operations of XL America and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; and (iii) by June 15 of each year, audited statutory financial statements for each Insurance Subsidiary of XL America as of the end of and for the immediately preceding fiscal year, in each case reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such audited financial statements present fairly in all material respects the financial condition and results of operations of such Insurance Subsidiary in accordance with SAP consistently applied;

          (c) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of XL Group, (i) the unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of XL Group and its consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year (if such figures were already produced for such corresponding period or periods), all certified by a Financial Officer of XL Group as presenting fairly in all material respects the financial condition and results of operations of XL Group and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (it being understood that delivery to the Lenders of XL Group’s Report on Form 10-Q filed with the SEC shall satisfy the financial statement delivery requirements under this clause (i) so long as the financial information required to be contained in such report is substantially the same as the financial information required under this clause (i)); and (ii) an unaudited balance sheet and related statements of operations and stockholders’ equity of each of XLIT, XL America, XL Insurance (Bermuda), XL Re, XL Re Europe, XL Insurance, XL Switzerland and XL Life (in each case, in the event consolidated financial statements are prepared in the ordinary course of business, prepared in a manner that consolidates the applicable consolidated Subsidiaries) as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year (if such figures were already produced for such corresponding period or periods), all certified by a Financial Officer of the respective Account Party as presenting fairly in all material respects the financial condition and results of operations of such Account Party (or, if applicable, of such Account Party and its consolidated Subsidiaries on a consolidated basis) in accordance with GAAP, Local GAAP, SAP or SFR, as the case may be, consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d) concurrently with any delivery of financial statements under paragraph (a), (b) or (c) of this Section, a certificate signed on behalf of each Account Party by a

Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 7.03, 7.05, 7.06 and 7.07 and (iii) stating whether any change in GAAP, Local GAAP, SAP or SFR or in the application thereof has occurred since the date of the financial statements referred to in Section 4.04 and, if any such change has occurred, specifying any material effect of such change on the financial statements accompanying such certificate;

          (e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by such Account Party or any of its respective Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any U.S. or other securities exchange, or distributed by such Account Party to its shareholders generally, as the case may be;

          (f) concurrently with any delivery of financial statements under paragraph (a) , (b) or (c) of this Section, a certificate of a Financial Officer of XL Group, setting forth on a consolidated basis for XL Group and its consolidated Subsidiaries as of the end of the fiscal year or quarter to which such certificate relates (i) the aggregate book value of assets which are subject to Liens permitted under Section 7.03(g) and the aggregate book value of liabilities which are subject to Liens permitted under Section 7.03(g) (it being understood that the reports required by paragraphs (a), (b) and (c) of this Section shall satisfy the requirement of this clause (i) of this paragraph (f) if such reports set forth separately, in accordance with GAAP, line items corresponding to such aggregate book values) and (ii) a calculation showing the portion of each of such aggregate amounts which portion is attributable to transactions among wholly-owned Subsidiaries of XL Group;

          (g) within 90 days after the end of each of the first three fiscal quarters of each fiscal year and within 135 days after the end of each fiscal year of XL Group (commencing with the fiscal year ending December 31, 2011), a statement of a Financial Officer of XL Group listing, as of the end of the immediately preceding fiscal quarter of XL Group, the amount of cash and the securities of the Account Parties and their Subsidiaries that have been posted as collateral under Section 7.03(e); and

          (h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of XL Group or any of its Subsidiaries, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

                    SECTION 6.02. Notices of Material Events. Each Account Party will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default; and

(b) any event or condition constituting, or which could reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the relevant Account Party setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken by such Account Party with respect thereto.

                    SECTION 6.03. Preservation of Existence and Franchises. Each Account Party will, and will cause each of its Significant Subsidiaries to, maintain its corporate existence and its material rights and franchises in full force and effect in its jurisdiction of incorporation; provided that the foregoing shall not prohibit (x) any merger or consolidation permitted under Section 7.01 or (y) any Disposition permitted under Section 7.02(e). Each Account Party will, and will cause each of its Subsidiaries to, qualify and remain qualified as a foreign corporation in each jurisdiction in which failure to receive or retain such qualification would have a Material Adverse Effect.
                    SECTION 6.04. Insurance. Each Account Party will, and will cause each of its Significant Subsidiaries to, maintain with financially sound and reputable insurers, insurance with respect to its properties in such amounts as is customary in the case of corporations engaged in the same or similar businesses having similar properties similarly situated.
                    SECTION 6.05. Maintenance of Properties. Each Account Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition the properties now or hereafter owned, leased or otherwise possessed by and used or useful in its business and will make or cause to be made all needful and proper repairs, renewals, replacements and improvements thereto so that the business carried on in connection therewith may be properly conducted at all times except if the failure to do so would not have a Material Adverse Effect, provided, however, that the foregoing shall not impose on such Account Party or any Subsidiary of such Account Party any obligation in respect of any property leased by such Account Party or such Subsidiary in addition to such Account Party’s obligations under the applicable document creating such Account Party’s or such Subsidiary’s lease or tenancy.
                    SECTION 6.06. Payment of Taxes and Other Potential Charges and Priority Claims; Payment of Other Current Liabilities. Each Account Party will, and will cause each of its Subsidiaries to, pay or discharge:

(a) on or prior to the date on which penalties attach thereto, all taxes, assessments and other governmental charges or levies imposed upon it or any of its properties or income;

          (b) on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, if unpaid, might result in the creation of a Lien upon any such property; and

          (c) on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any such property (other than Liens not forbidden by Section 7.03) or which, if unpaid, might give rise to a claim entitled to priority over general creditors of such Account Party or such Subsidiary in any proceeding under the Bermuda Companies Law, or Bermuda Insurance Law, or any insolvency proceeding, liquidation, receivership, rehabilitation, dissolution or winding-up involving such Account Party or such Subsidiary;

provided that unless and until foreclosure, distraint, levy, sale or similar proceedings shall have been commenced, such Account Party or such Subsidiary need not pay or discharge any such tax, assessment, charge, levy or claim (i) so long as the validity thereof is contested in good faith and by appropriate proceedings diligently conducted and so long as such reserves or other appropriate provisions as may be required by GAAP, Local GAAP, SAP or SFR, as the case may be, shall have been made therefor or (ii) so long as such failure to pay or discharge would not have a Material Adverse Effect.

                    SECTION 6.07. Financial Accounting Practices. Each Account Party will, and will cause each of its consolidated Subsidiaries to, make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets and maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements required under Section 6.01 in conformity with GAAP, Local GAAP, SAP and SFR, as applicable, and to maintain accountability for assets.
                    SECTION 6.08. Compliance with Applicable Laws. Each Account Party will, and will cause each of its Subsidiaries to, comply with all applicable Laws (including but not limited to the Bermuda Companies Law or Bermuda Insurance Law) in all respects; provided that such Account Party or any Subsidiary of such Account Party will not be deemed to be in violation of this Section as a result of any failure to comply with any such Law which would not (i) result in fines, penalties, injunctive relief or other civil or criminal liabilities which, in the aggregate, would have a Material Adverse Effect or (ii) otherwise impair the ability of such Account Party to perform its obligations under this Agreement.
                    SECTION 6.09. Use of Letters of Credit. No Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations U and X. Each Account Party will use the Letters of Credit issued for its account hereunder in the ordinary course of business of such Account Party and its Affiliates. For the avoidance of doubt, the parties agree that any Account Party may apply for a Letter of Credit hereunder to support the obligations of any Affiliate of XL Group, it being understood that such Account Party shall nonetheless remain the account party and as such be liable with respect to such Letter of Credit.
                    SECTION 6.10. Continuation of and Change in Businesses. The Account Parties and their respective Significant Subsidiaries, taken as a whole, will continue to engage in substantially the same business or businesses they engaged in (or propose to engage in) on the date of this Agreement and businesses related or incidental thereto; provided that the foregoing shall not prohibit any Disposition permitted under Section 7.02(e).
                    SECTION 6.11. Visitation. Each Account Party will permit such Persons as any Lender may reasonably designate to visit and inspect any of the properties (including books and records) of such Account Party, to discuss its affairs with its financial management, and provide such other information relating to the business and financial condition of such Account Party at such times as such Lender may reasonably request. Each Account Party hereby authorizes its financial management to discuss with any Lender the affairs of such Account Party.

ARTICLE VII

NEGATIVE COVENANTS

                    Until the Commitments have expired or terminated, all fees payable hereunder have been paid in full, all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed, XL Group, and to the extent any covenant applies specifically to any Account Party, such Account Party, with respect to itself only, covenants and agrees with the Lenders that:

                    SECTION 7.01. Mergers. No Account Party will merge with or into or consolidate with any other Person, except that if no Default shall occur and be continuing or shall exist at the time of such merger or consolidation or immediately thereafter and after giving effect thereto (a) any Account Party may merge or consolidate with any other corporation, including a Subsidiary, if such Account Party shall be the surviving corporation, (b) XL Group may merge with or into or consolidate with any other Person in a transaction that does not result in a reclassification, conversion, exchange or cancellation of the outstanding shares of capital stock of XL Group (other than the cancellation of any outstanding shares of capital stock of XL Group held by the Person with whom it merges or consolidates), (c) any Account Party may enter into a merger or consolidation which is effected solely to change the jurisdiction of incorporation of such Account Party and results in a reclassification, conversion or exchange of outstanding shares of capital stock of such Account Party solely into shares of capital stock of the surviving entity and (d) any Account Party may merge or consolidate with any other Account Party or any Subsidiary if the obligations hereunder of the non-surviving Account Party with respect to any outstanding Letters of Credit issued for its account have been (i) assumed by another Account Party, (ii) terminated or expired or (iii) dealt with in any other manner reasonably satisfactory to the Administrative Agent (after consultation with the Lenders).

                    SECTION 7.02. Dispositions. No Account Party will, nor will it permit any of its Significant Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily (any of the foregoing being referred to in this Section as a “Disposition” and any series of related Dispositions constituting but a single Disposition), any of its properties or assets, tangible or intangible (including but not limited to sale, assignment, discount or other disposition of accounts, contract rights, chattel paper or general intangibles with or without recourse), except:

          (a) Dispositions in the ordinary course of business involving current assets or other invested assets classified on such Account Party’s or its respective Subsidiaries’ balance sheet as available for sale or as a trading account;

          (b) sales, conveyances, assignments or other transfers or dispositions in immediate exchange for cash or tangible assets, provided that any such sales, conveyances or transfers shall not individually, or in the aggregate for the Account

Parties and their respective Subsidiaries (taken together with any other Dispositions previously made pursuant to this Section 7.02(b)), exceed 5% of Consolidated Total Assets at the time of the making of such Disposition;

(c) Dispositions of equipment or other property which is obsolete or no longer used or useful in the conduct of the business of such Account Party or its Subsidiaries;

(d) Dispositions from an Account Party or a wholly-owned Subsidiary to any other Account Party or wholly-owned Subsidiary; or

          (e) the Disposition of all or any portion of the life reinsurance operations (the “Life Operations”) conducted directly or indirectly by any Account Party (including through the Disposition of a Subsidiary that conducts Life Operations); provided that, if, after giving effect to such Disposition, such Account Party would no longer exist or have any operations, such Disposition shall only be permitted if the obligations hereunder of such Account Party with respect to any outstanding Letters of Credit issued for its account have been (i) assumed by another Account Party, (ii) terminated or expired or (iii) dealt with in any other manner reasonably satisfactory to the Administrative Agent (after consultation with the Lenders).

                    SECTION 7.03. Liens. No Account Party will, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or assets, tangible or intangible, now owned or hereafter acquired by it, except:

(a) Liens securing Indebtedness incurred under this Agreement or otherwise granted under the Security Documents (including extensions, renewals and replacements thereof);

          (b) Liens securing Indebtedness incurred under the Existing Secured Credit Agreement or otherwise granted under the security documents described therein (including extensions, renewals and replacements thereof);

          (c) Liens existing on the date hereof (and extension, renewal and replacement Liens upon the same property, provided that the principal amount secured by each Lien constituting such an extension, renewal or replacement Lien shall not exceed the amount secured by the Lien theretofore existing) and listed on Part B of Schedule II;

          (d) Liens securing Indebtedness permitted by Section 7.07(d) covering assets whose market value is not materially greater than the amount of the Indebtedness secured thereby plus a commercially reasonable margin;

          (e) Liens on cash and securities of an Account Party or any of its Subsidiaries incurred as part of treasury management or the management of its investment portfolio including, but not limited to, (i) any custody, investment management or other service provider arrangements or (ii) pursuant to any International Swaps and Derivatives Association, Inc. (“ISDA”) documentation or any Specified Transaction Agreement in accordance with XL Group’s Statement of Investment Policy Objectives and Guidelines as in effect as of the date of entry into the ISDA or Specified Transaction Agreement or as it may be changed from time to time by a resolution duly adopted by the board of directors of XL Group (or any committee thereof);

          (f) Liens on cash and securities not to exceed $1,000,000,000 in the aggregate securing obligations of an Account Party or any of its Subsidiaries arising under any ISDA documentation or any other Specified Transaction Agreement (it being understood that in no event shall this clause (f) preclude any Person (other than any Subsidiary of XL Group) in which XL Group or any of its Subsidiaries shall invest (each an “investee”) from granting Liens on such Person’s assets to secure hedging obligations of such Person, so long as such obligations are non-recourse to XL Group or any of its Subsidiaries (other than any investees)), provided that, for purposes of determining the aggregate amount of cash and/or securities subject to such Liens under this clause (f), the aggregate amount of cash and/or securities on which any Account Party or any Subsidiary shall have granted Liens in favor of the counterparties of such Account Party or such Subsidiary at any time shall be netted against the aggregate amount of cash and/or securities on which such counterparties shall have granted Liens in favor of such Account Party or such Subsidiary, as the case may be, at such time, so long as the relevant agreements between such Account Party or such Subsidiary, as the case may be, provide for the netting of their respective obligations thereunder;

          (g) Liens on (i) assets received, and on actual or imputed investment income on such assets received incurred as part of its business including activities utilizing ISDA documentation or any Specified Transaction Agreement relating and identified to specific insurance payment liabilities or to liabilities arising in the ordinary course of any Account Parties’ or any of their Subsidiary’s business as an insurance or reinsurance company (including GICs and Stable Value Instruments) or corporate member of The Council of Lloyd’s or as a provider of financial or investment services or contracts, or the proceeds thereof (including GICs and Stable Value Instruments), in each case held in a segregated trust, trust or other account and securing such liabilities, (ii) assets securing Exempt Indebtedness of any Person (other than XL Group or any of its Affiliates) in the event such Exempt Indebtedness is consolidated on the consolidated balance sheet of XL Group and its consolidated Subsidiaries in accordance with GAAP or (iii) any other assets subject to any trust or other account arising out of or as a result of contractual, regulatory or any other requirements; provided that in no case shall any such Lien secure Indebtedness and any Lien which secures Indebtedness shall not be permitted under this clause (g);

          (h) Liens arising from taxes, assessments, charges, levies or claims described in Section 6.06 that are not yet due or that remain payable without penalty or to the extent permitted to remain unpaid under the provision of Section 6.06;

(i) Liens on property securing all or part of the purchase price thereof to such Account Party and Liens (whether or not assumed) existing on property at the time of purchase thereof by such Account Party (and extension, renewal and replacement Liens upon the same property); provided (i) each such Lien is confined solely to the property so purchased, improvements thereto and proceeds thereof, and (ii) the aggregate amount of the obligations secured by all such Liens on any particular property at any time purchased by such Account Party, as applicable, shall not exceed 100% of the lesser of the fair market value of such property at such time or the actual purchase price of such property;

          (j) Liens existing on property of a Person immediately prior to its being consolidated with or merged into any Account Party or any of their Subsidiaries or its becoming a Subsidiary, and Liens existing on any property acquired by any Account Party or any of their Subsidiaries at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed) (and extension, renewal and replacement Liens upon the same property, provided that the amount secured by each Lien constituting such an extension, renewal or replacement Lien shall not exceed the amount secured by the Lien theretofore existing), provided that (i) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person’s becoming a Subsidiary or such acquisition of property and (ii) each such Lien shall extend solely to the item or items of property so acquired and, if required by terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property;

          (k) zoning restrictions, easements, minor restrictions on the use of real property, minor irregularities in title thereto and other minor Liens that do not in the aggregate materially detract from the value of a property or asset to, or materially impair its use in the business of, such Account Party or any such Subsidiary;

(l) statutory and common law Liens of materialmen, mechanics, carriers, warehousemen and landlords and other similar Liens arising in the ordinary course of business;

(m) Liens incurred in connection with the bonding of any judgment; and

(n) Liens created pursuant to the second and third to last paragraphs of Article VIII of the Unsecured Credit Agreement.

                    SECTION 7.04. Transactions with Affiliates. No Account Party will, nor will it permit any of its Significant Subsidiaries to, enter into or carry out any transaction with (including purchase or lease property or services to, loan or advance to or enter into, suffer to remain in existence or amend any contract, agreement or arrangement with) any Affiliate of such Account Party, or directly or indirectly agree to do any of the foregoing, except (i) transactions involving guarantees or co-obligors with respect to any Indebtedness described in Part A of Schedule II, (ii) transactions among the Account Parties and their wholly-owned Subsidiaries, (iii) transactions with Affiliates in good faith in the ordinary course of such Account Party’s business consistent with past practice and on terms no less favorable to such Account Party or any Subsidiary than those that could have been obtained in a comparable transaction on an arm’s length basis from an unrelated Person and (iv) transactions permitted by Sections 7.01 and 7.07.

                    SECTION 7.05. Ratio of Total Funded Debt to Total Capitalization. XL Group will not permit at any time its ratio of (a) Total Funded Debt to (b) the sum of Total Funded Debt plus Consolidated Net Worth to be greater than 0.35:1.00.

                    SECTION 7.06. Consolidated Net Worth. XL Group will not permit at any time its Consolidated Net Worth to be less than the sum of (a) $6,609,000,000 plus (b) 25% of consolidated net income (if positive) of XL Group and its Subsidiaries for each fiscal quarter ending after September 30, 2011.

                    SECTION 7.07. Indebtedness. No Account Party will, nor will it permit any of its Subsidiaries to, at any time create, incur, assume or permit to exist any Indebtedness, or agree, become or remain liable (contingent or otherwise) to do any of the foregoing, except:(a) Indebtedness created hereunder;

(b) Indebtedness incurred under the Existing Secured Credit Agreement and Indebtedness incurred under the Unsecured Credit Agreement;

          (c) other Indebtedness existing on the date hereof and described in Part A of Schedule II and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

          (d) other secured Indebtedness (including secured reimbursement obligations with respect to letters of credit) of any Account Party or any Subsidiary in an aggregate principal amount (for all Account Parties and their respective Subsidiaries) not exceeding 15% of Consolidated Net Worth at the time of incurrence;

(e) Indebtedness incurred in transactions described in Section 7.03(e) and (f);

          (f) Indebtedness consisting of accounts or claims payable and accrued and deferred compensation (including options) incurred in the ordinary course of business by any Account Party or any Subsidiary; and

(g) unsecured Indebtedness, so long as upon the incurrence thereof no Default would occur or exist.

                    SECTION 7.08. Financial Strength Ratings. None of XL Insurance (Bermuda), XL Re and XL Re Europe will permit at any time its financial strength ratings to be less than “A-” from A.M. Best & Co. (or its successor), except (i) as a result of a merger permitted by Section 7.01 where the surviving corporation has a financial strength rating not less than “A-” from A.M. Best & Co. (or its successor) or (ii) in the event that A.M. Best & Co (or its successor) ceases to rate such company.

                    SECTION 7.09. Private Act. No Account Party will become subject to a Private

Act other than the X.L. Insurance Company, Ltd. Act, 1989 and the XL Life Ltd Amendment and Consolidation Act 2001.

                    SECTION 7.10. Collateral Accounts. If, on any date, the aggregate face amount (or its Dollar Equivalent) of all Letters of Credit issued on behalf any Account Party exceeds the Borrowing Base of such Account Party on such date and either (i) the Administrative Agent has delivered written notice thereof to such Account Party, (ii) any Account Party has actual knowledge (or should reasonably know) of such excess or (iii) any Account Party shall have received a Borrowing Base Report showing such excess, then such Account Party (or XL Group) shall within three Business Days pay or deliver to the Custodian, to be held in accordance with the Pledge Agreement and applicable Collateral Account Control Agreement, an amount of cash and/or Eligible Assets sufficient to cause the Borrowing Base of such Account Party to be at least equal to the aggregate face amount of all Letters of Credit issued on behalf of such Account Party.

ARTICLE VIII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

          (a) any Account Party shall fail to pay any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

          (b) any Account Party shall fail to pay any interest on any LC Disbursement or any fee payable under this Agreement or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of 5 or more days;

          (c) any representation or warranty made or deemed made by any Account Party in or in connection with this Agreement, the Pledge Agreement, the Collateral Account Control Agreement or any amendment or modification hereof or thereof, or in any certificate or financial statement furnished pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made (or deemed made) or furnished;

(d) any Account Party shall fail to observe or perform any covenant, condition or agreement contained in Section 6.03 (with respect to an Account Party) or Article VII;

          (e) any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article or the reporting requirement pursuant to Section 6.01(f)), the Pledge Agreement or the Collateral Account Control Agreement and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to such Obligor;

          (f) any Account Party or any of its Subsidiaries shall default (i) in any payment of principal of or interest on any other obligation for borrowed money in principal amount of $50,000,000 or more, or any payment of any principal amount of $50,000,000 or more under Hedging Agreements, in each case beyond any period of grace provided with respect thereto, or (ii) in the performance of any other agreement, term or condition contained in any such agreement (other than Hedging Agreements) under which any such obligation in principal amount of $50,000,000 or more is created, if the effect of such default is to cause or permit the holder or holders of such obligation (or trustee on behalf of such holder or holders) to cause such obligation to become due prior to its stated maturity or to terminate its commitment under such agreement, provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

          (g) a decree or order by a court having jurisdiction in the premises shall have been entered adjudging any Account Party a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of such Account Party under the Bermuda Companies Law or the Companies Law (2011 Revision) of the Cayman Islands or any other similar applicable Law, and such decree or order shall have continued undischarged or unstayed for a period of 60 days; or a decree or order of a court having jurisdiction in the premises for the appointment of an examiner, receiver or liquidator or trustee or assignee in bankruptcy or insolvency of such Account Party or a substantial part of its property, or for the winding up or liquidation of its affairs, shall have been entered, and such decree or order shall have continued undischarged and unstayed for a period of 60 days;

          (h) any Account Party shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization under the Bermuda Companies Law or the Companies Law (2011 Revision) of the Cayman Islands or any other similar applicable Law, or shall consent to the filing of any such petition, or shall consent to the appointment of an examiner, receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or a substantial part of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or corporate or other action shall be taken by such Account Party in furtherance of any of the aforesaid purposes;

          (i) one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 shall be rendered against any Account Party or any of its Subsidiaries or any combination thereof and the same shall not have been vacated, discharged, stayed (whether by appeal or otherwise) or bonded pending appeal within 90 days from the entry thereof;

          (j) an ERISA Event (or similar event with respect to any Non-U.S. Benefit Plan) shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events and such similar events that have occurred, could reasonably be expected to result in liability of the Account Parties and their Subsidiaries in an aggregate amount exceeding $100,000,000;

(k) a Change in Control shall occur;

          (l) XL Group shall cease to own, beneficially and of record, directly or indirectly, all of the outstanding voting shares of capital stock of XLIT, XL Switzerland, XL Re Europe, XL Insurance (Bermuda), XL Insurance, XL Re or XL America;

          (m) the guarantee contained in Article III shall terminate or cease, in whole or material part, to be a legally valid and binding obligation of each Guarantor (other than as a result of a Disposition of a Guarantor under Section 7.02(e)) or any Guarantor or any Person acting for or on behalf of any of such parties shall contest such validity or binding nature of such guarantee itself or the Transactions, or any such Person shall assert any of the foregoing; or

          (n) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Account Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby;

then, and in every such event (other than an event with respect to any Account Party described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, take any or all of the following actions:

          (i) declare the commitment of the Administrative Agent and each Issuing Lender to issue, amend, extend or otherwise modify any Letter of Credit to be terminated, whereupon such commitments and obligation shall be terminated;

          (ii) declare all amounts owing or payable hereunder or under any Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Account Parties;

          (iii) require that the Eligible Assets in any Collateral Account consist solely of cash or such other Eligible Assets as the Administrative Agent may require; and

          (iv) exercise on behalf of itself, the Collateral Agent, the Lenders and the Issuing Lenders all rights and remedies available to it, the Collateral Agent, the Lenders and the Issuing Lenders under the Credit Documents;

provided, however, that upon the occurrence of an event with respect to any Account Party described in clause (g) or (h) of this Article, the obligation of the Administrative Agent and each Issuing Lender to issue, amend, extend or otherwise modify any Letter of Credit shall automatically terminate, all amounts owing or payable hereunder or under any Credit Document shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Account Parties, and such amounts shall become due and payable without further act of the Administrative Agent, the Collateral Agent or any Lender.

ARTICLE IX

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

                    Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and under the other Credit Documents (including, but not limited to, providing instructions to the Collateral Agent and the Custodian as provided therein), together with such actions and powers as are reasonably incidental thereto.

                    The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Account Party or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

                    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Account Party or any of their Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by an Account Party or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

                    The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for any Account Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

                    The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

                    The Administrative Agent may resign at any time by notifying the Lenders and the Account Parties. Upon any such resignation, the Required Lenders shall have the right, in consultation with XL Group, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent’s resignation shall nonetheless become effective and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by XL Group to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between XL Group and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

                    Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

                    Each of the Lenders hereby irrevocably appoints The Bank of New York Mellon to serve initially as Collateral Agent hereunder and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The Bank of New York Mellon and any person succeeding it as Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Collateral Agent, and The Bank of New York Mellon or such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Account Party or any Subsidiary or other Affiliate thereof as if it were not the Collateral Agent hereunder.

                    The Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents to which it is a party, including but not limited to the Pledge Agreement and the Control Agreement, and the Collateral Agent is hereby authorized and directed in such capacity to enter, execute, deliver and perform under such agreements and any amendments thereto from time to time. Without limiting the generality of the foregoing, (a) the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except rights and powers expressly contemplated hereby, and (c) except as expressly set forth herein, the Collateral Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Account Party or any of their Subsidiaries that is communicated to or obtained by the bank serving as Collateral Agent or any of its Affiliates in any capacity. The Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct. The Collateral Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Collateral Agent by an Account Party or a Lender, and the Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent. The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Collateral Agent is authorized to follow and rely upon all notices, requests, directions and instructions given by officers named in incumbency certificates furnished to the Collateral Agent from time to time by the parties hereto, and the Collateral Agent shall not incur any liability in executing any request, direction and instruction from any officer of a party named in an incumbency certificate delivered hereunder prior to receipt by it of a more current certificate. The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel (who may be counsel for any Account Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

                    The Collateral Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Collateral Agent. The Collateral Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Collateral Agent and any such sub-agent.

                    The Collateral Agent may resign at any time by notifying the Administrative Agent and the Account Parties. Upon any such resignation, the Required Lenders shall have the right, in consultation with XL Group, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent’s resignation shall nonetheless become effective and (1) the retiring Collateral Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Collateral Agent (and all payments and communications provided to be made by, to or through the Collateral Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph. Upon the acceptance of its appointment as Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Collateral Agent and the retiring Collateral Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by XL Group to a successor Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between XL Group and such successor. After the Collateral Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Collateral Agent.

                    Each Lender acknowledges that it has, independently and without reliance upon the Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Collateral Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

                    The Collateral Agent shall (a) not be responsible for any recitals contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by it under, this Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement (other than as against the Collateral Agent), any Collateral or any other document referred to or provided for herein or therein or for any failure by any other Person (except the Collateral Agent) to perform any of its obligations hereunder or thereunder or for the perfection, priority or maintenance of any security interest created hereunder; and (b) not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith or therewith, except for its own gross negligence or willful misconduct.

                    No provision of this Agreement shall require the Collateral Agent to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties hereunder.

                    The Collateral Agent shall have no obligation or responsibility to file UCC financing or continuation statements (except as expressly directed in writing by the Administrative Agent) or to determine whether the filing of any such statements is at any time necessary.

                     The Collateral Agent shall be entitled to rely conclusively upon any certification, order, judgment, opinion, notice or other written communication (including, without limitation, any thereof by electronic means, telecopy or facsimile) believed by it in good faith to be genuine and to have been signed or sent by or on behalf of the proper Person or Persons (without being required to determine the correctness of any fact stated therein) and consult with and conclusively rely upon advice, opinions and statements of legal counsel and other experts selected by the Collateral Agent. As to any matters not expressly provided for by this Agreement, the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions given by the Administrative Agent.

                     Whenever in the administration of the provisions of this Agreement the Collateral Agent shall deem it necessary or desirable that a matter be proved or established prior to taking, or omitting to take, or suffering any action hereunder, or suffering to exist any state of events, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of bad faith on the part of the Collateral Agent, be deemed to be conclusively proved and established by a certificate of an officer of the Administrative Agent delivered to the Collateral Agent, and such certificate, in the absence of bad faith on the part of the Collateral Agent, shall be full warrant to the Collateral Agent for any action taken, suffered or omitted by it under the provisions of this Agreement in reliance thereon.

                    The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document.

                    Any entity into which the Collateral Agent may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the Collateral Agent shall be the successor of the Collateral Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

                    The Collateral Agent and its Affiliates may (without having to account therefor to any other party hereto) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with the any other Person interested herein as if it were not acting as the Collateral Agent, and the Collateral Agent and its Affiliates may accept fees and other consideration without having to account for the same, provided that the Collateral Agent agrees that it shall not accept, receive or permit there to be created in favor of itself and shall take no affirmative action to permit there to be created in favor of any other Person any security interest, lien or other encumbrance of any kind in or upon the Collateral other than the lien created under the Credit Documents.

                     The Collateral Agent shall have the right to appoint agents or advisors in connection with any of its duties hereunder, and the Collateral Agent shall not be liable for any action taken or omitted by, or in reliance upon the advice of, such agents or advisors selected in good faith.

                    In no event shall Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused directly or indirectly, by circumstances beyond its control, including, without limitation, acts of God; earthquake; fires; floods; wars; civil or military disturbances; terrorist acts; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; or acts of civil or military authority or governmental actions; it being understood that the Collateral Agent shall use commercial reasonable efforts to resume performance as soon as practicable under such circumstances.

                    In no event shall the Collateral Agent or the Administrative Agent be liable for any indirect, special, punitive or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, even if such loss or damage was foreseeable or it has been advised of the likelihood of such loss or damage and regardless of the form of action.

                    The Collateral Agent shall be entitled to seek written directions from the Administrative Agent prior to taking any action under this Agreement or any other Credit Document and shall be fully protected and indemnified hereunder in respect of any action taken or not taken in accordance with any directions received from the Administrative Agent; provided that such protection and indemnity shall not apply to the extent that the Collateral Agent has acted with gross negligence, bad faith or willful misconduct.

                    The Collateral Agent shall have no responsibility for or liability with respect to monitoring compliance of any other party to this Agreement, any other Credit Document or any other document related hereto or thereto.

                    The Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents, delegates or attorneys-in-fact appointed by the Collateral Agent and the Collateral Agent shall not be responsible for the supervision, or for acts or omissions, of any such sub-agents, delegates or attorneys-in-fact appointed by the Collateral Agent in good faith. The Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through its respective Affiliates.

                    The rights and protections of the Collateral Agent set forth herein shall also be applicable to the Collateral Agent in its capacity as pledgee or any of its other capacities (including as Collateral Agent) under the Credit Documents.

                    The exculpatory provisions of this Article IX shall apply to any sub-agent or Affiliate of the Collateral Agent or the Administrative Agent, respectively.

                    Notwithstanding anything herein to the contrary, the Joint Lead Arrangers and Joint Bookrunners, the Syndication Agents and the Documentation Agents named on the cover page of this Agreement shall not have any duties or liabilities under this Agreement, except in their capacity, if any, as Lenders.

ARTICLE X

MISCELLANEOUS

                    SECTION 10.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or email, as follows:

                    (a) if to any Account Party, to XL Group, One Bermudiana Road, Hamilton HM 08 Bermuda, Attention of Timothy Goodyer (email address Timothy.Goodyer@xlgroup.com); with a copy to Kirstin R. Gould, Esq. at the same address and email address Kirstin.Gould@xlgroup.com;

                    (b) if to the Administrative Agent, JPMorgan Chase Bank, N.A., 1111 Fannin Street, 10th Floor, Houston, Texas 77002-6925, Attention of Vashni X. Whittaker (Telecopy No. (713) 750-2223; Telephone No. (713) 483-1080); email address, vashni.x.whittaker@jpmorgan.com;

                    with a copy to

          JPMorgan Chase Bank, N.A., 277 Park Avenue, 11th Floor, New York, New York 10172, Attention of Brij S Grewal (Telecopy No. (917) 456-3256; email address brijendra.s.grewal@jpmorgan.com; Telephone No. (212) 270-5305);

          (c) if to the Collateral Agent, to The Bank of New York Mellon, 101 Barclay Street, Mailstop: 101-0850, New York, New York 10286, Attention: Insurance Trust & Escrow Group, Facsimile: (732) 667-9536); and

(d) if to a Lender, to it at its address (or telecopy number or email address) set forth in its Administrative Questionnaire (a copy of which shall be delivered to XL Group).

Any party hereto may change its address, telecopy number or email address for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Account Parties and the Administrative Agent). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

                    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or any Account Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Without limiting the foregoing, the Account Parties may furnish to the Administrative Agent and the Lenders the financial statements required to be furnished by it pursuant to Section 6.01(a), 6.01(b) or 6.01(c) by electronic communications pursuant to procedures approved by the Administrative Agent.

                    SECTION 10.02. Waivers; Amendments.

                    (a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent, the Collateral Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Account Parties therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of such Default at the time.

                    (b) Amendments. Neither this Agreement, nor the Pledge Agreement nor the Collateral Account Control Agreement, nor any provision hereof or thereof may be waived, amended or modified except in writing signed by the Obligors and the Required Lenders or by the Obligors and the Administrative Agent with the consent of the Required Lenders (provided that, in the case of the Pledge Agreement or Collateral Account Control Agreement, the Administrative Agent may, in its discretion, enter into waivers, amendments or modifications which it reasonably deems ministerial without the consent of the Required Lenders); provided that no such writing shall:

(i) increase the Commitment of any Lender without the written consent of such Lender,

          (ii) reduce the amount of any reimbursement obligation of an Account Party in respect of any LC Disbursement or reduce the rate of interest thereon, or reduce any fees or other amounts payable hereunder, without the written consent of each Lender directly affected thereby,

          (iii) postpone the scheduled date of payment for reimbursement of any LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment or any Letter of Credit (other than an extension thereof pursuant to an “evergreen” provision” to the extent permitted hereunder), without the written consent of each Lender directly affected thereby,

(iv) change Section 2.12(c) or 2.12(d) without the consent of each Lender directly affected thereby,

          (v) release any of the Guarantors from any of their guarantee obligations under Article III (other than as a result of a Disposition of a Guarantor under Section 7.02(e)) without the written consent of each Lender,

(vi) release of all or substantially all of the Collateral without the consent of each Lender,

          (vii) change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(viii) change Section 7.10 without the consent of each Lender; and

          (ix) increase the advance rates set forth in the definition of Advance Rate without the consent of the Lenders holding more than 66 2/3% of the aggregate amount of the Commitments at such time, or if the Commitments have expired or been terminated, the Lenders holding more than 66 2/3% of the Aggregate LC Exposure at such time;

and provided further that no such writing shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, an Issuing Lender or the Collateral Agent hereunder without the prior written consent of the Administrative Agent, such Issuing Lender or the Collateral Agent, as applicable.

               Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and each Account Party (a) to increase the aggregate amount of Commitments under this Agreement (it being understood, for the avoidance of doubt, that the Commitment of any individual Lender may not be increased without the consent of such Lender), (b) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Letters of Credit and the accrued interest and fees in respect thereof and (c) to include appropriately the financial institutions holding such credit facilities in any determination of the Required Lenders; provided that this paragraph shall not apply to any increases to Commitments pursuant to Section 2.07(c).

                    SECTION 10.03. Expenses; Indemnity; Damage Waiver.

                    (a) Costs and Expenses. The XL Group agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Collateral Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent or any Lender, including the fees, charges and disbursements of one legal counsel for the Administrative Agent, one legal counsel for the Collateral Agent and one legal counsel for the Lenders and, if necessary, one firm of local counsel in each appropriate jurisdiction outside of the United States, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.

                    (b) Indemnification by the Account Parties. XL Group, and to the extent this Section 10.03(b) applies to any Letter of Credit issued on behalf of, or property of, any Account Party, such Account Party, jointly and severally with XL Group, agree to indemnify the Administrative Agent, the Collateral Agent, each Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee (but not including Excluded Taxes), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Letter of Credit or the use thereof (including any refusal by any Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by such Account Party or any of its Subsidiaries, or any Environmental Liability related in any way to such Account Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result from or arise out of the gross negligence or willful misconduct of such Indemnitee, in each case, as determined in a final non-appealable judgment by a court of competent jurisdiction.

                    (c) Reimbursement by Lenders. To the extent that the Account Parties fail to pay any amount required to be paid by them to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

                    (d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, no Account Party shall assert, and each Account Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Letter of Credit or the use of the proceeds thereof.

                    (e) Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

                    SECTION 10.04. Successors and Assigns.

                    (a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Account Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by an Account Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                    (b) Assignments by Lenders. (i) Subject to the conditions set forth in paragraph (b)(ii) of this Section, any Lender may assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the LC Disbursements at the time owing to it) to one or more NAIC Approved Banks (or to any other Person whose obligations in respect of Letters of Credit shall be confirmed by a NAIC Approved Bank) with the prior written consent (such consent not to be unreasonably withheld) of:

                    (A) the Account Parties, provided that no consent of any Account Party shall be required for an assignment to a Lender, an Affiliate of a Lender or, if an Event of Default under clause (a), (b), (g) or (h) of Article VIII has occurred and is continuing, any other assignee; and provided further that the Account Parties shall be deemed to have consented to any such assignment unless any Account Party shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received a written request for such consent;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender or an Affiliate of a Lender; and

(C) the Issuing Lender with respect to Participated Letters of Credit.

                    (ii) Assignments shall be subject to the following additional conditions:

                    (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Account Parties and the Administrative Agent otherwise consent, provided that no such consent of the Account Parties shall be required if an Event of Default under clause (a), (b), (g) or (h) of Article VIII has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver an Administrative Questionnaire to the Administrative Agent (with a copy to XL Group).

                    (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits and subject to the limitations of Sections 2.10, 2.11 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

                    (iv) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose vehicle (an “SPV”) of such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Account Parties, the option to provide to the Account Parties all or any part of any LC Disbursement that such Granting Lender would otherwise be obligated to make to the Account Parties pursuant to Section 2.01, provided that (i) nothing herein shall constitute a commitment by any SPV to make any LC Disbursement, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such LC Disbursement, the Granting Lender shall be obligated to make such LC Disbursement pursuant to the terms hereof and shall in any case remain responsible to the other parties for the performance of its obligations under the terms of this Agreement and shall remain the Lender for all purposes hereunder (including, without limitation, with respect to the rights and responsibilities to deliver all consents and waivers required or requested under this Agreement with respect to its SPV) and (iii) the Account Parties may bring any proceeding against either or both the Granting Lender or the SPV in order to enforce any rights of the Account Parties hereunder. The making of a LC Disbursement by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such LC Disbursement were made by the Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Lender makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof arising out of any claim against such SPV under this Agreement. In addition, notwithstanding anything to the contrary contained in this Section, any SPV may with notice to, but without the prior written consent of, the Account Parties or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Letter of Credit to its Granting Lender or to any financial institutions (consented to by the Account Parties and the Administrative Agent) providing liquidity and/or credit support (if any) with respect to commercial paper issued by such SPV to issue such Letters of Credit and such SPV may disclose, on a confidential basis, confidential information with respect to any Account Party and its Subsidiaries to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit liquidity enhancement to such SPV; provided that non-public information with respect to any Account Parties or its Subsidiaries may be disclosed only with such Account Party’s consent which will not be unreasonably withheld. Notwithstanding anything to the contrary in this Agreement, no SPV shall be entitled to any greater rights under Section 2.10 or Section 2.11 than its Granting Lender would have been entitled to absent the use of such SPV. This paragraph may not be amended without the consent of any SPV at the time holding LC Disbursements under this Agreement.

                    (v) The Administrative Agent, acting for this purpose as an agent of the Account Parties, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, the Commitment of, and principal amount of the LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Account Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Account Party and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

                    (vi) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii)(C) of this Section and any written consent to such assignment required by paragraph (b)(i) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

                    (c) Participations. (i) Any Lender may, without the consent of the Account Parties, the Administrative Agent or any Issuing Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Credit Documents (including all or a portion of its Commitment and the LC Disbursements owing to it); provided that (A) any such participation sold to a Participant which is not a Lender or a Federal Reserve Bank shall be made only with the consent (which in each case shall not be unreasonably withheld) of XL Group and the Administrative Agent, unless a Default has occurred and is continuing, in which case the consent of XL Group shall not be required, (B) such Lender’s obligations under this Agreement and the other Credit Documents shall remain unchanged, (C) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (D) the Account Parties, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Credit Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Credit Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Credit Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Account Parties agree that each Participant shall be entitled to the benefits and subject to the limitations of Sections 2.10 and 2.11 (subject to the requirements of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12(d) as though it were a Lender.

                    (ii) A Participant shall not be entitled to receive any greater payment under Section 2.10 or 2.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant or the Lender interest assigned, unless (A) the sale of the participation to such Participant is made with the Account Parties’ prior written consent and (B) in the case of Section 2.10 or 2.11, the entitlement to greater payment results solely from a Change in Law formally announced after such Participant became a Participant.

                    (iii) In the event that any Lender sells participations in a Commitment, such Lender, acting solely for this purpose as a non-fiduciary agent of the XL Group, shall maintain a register on which it enters the name of all participants in the Commitments held by it (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Letters of Credit or its other obligations under this Agreement or any Credit Document) except to the extent that such disclosure is necessary to establish that such Commitment, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or otherwise required by applicable law. The entries in the Participant Register shall be conclusive in the absence of manifest error, and the participating Lender, each Account Party and the Administrative Agent shall treat each Person whose name is recorded in the Participant Register, pursuant to the terms hereof, as the Participant for all purposes of this Agreement and the other Credit Documents, notwithstanding any notice to the contrary.

                    (d) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

                    (e) No Assignments to Account Parties or Affiliates. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any LC

Exposure held by it hereunder to any Account Party or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

                    SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Account Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.10, 2.11 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the expiration or termination of the Letters of Credit and the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

                    SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent or the Collateral Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or email shall be effective as delivery of a manually executed counterpart of this Agreement.

                    SECTION 10.07. Severability. To the fullest extent permitted by law, any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

                    SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Account Party or Guarantor against any of and all the obligations of such Account Party or Guarantor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

                    SECTION 10.09. Governing Law; Jurisdiction; Etc.

                    (a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

                    (b) Submission to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan in the City of New York and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Obligor or its properties in the courts of any jurisdiction.

                    (c) Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                    (d) Service of Process. By the execution and delivery of this Agreement, each Account Party and each Guarantor acknowledges that they have by a separate written instrument, designated and appointed CT Corporation System, 111 Eighth Avenue, 13th floor, New York, New York 10011 (or any successor entity thereto), as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to this Agreement that may be instituted in any federal or state court in the State of New York. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                    (e) Waiver of Immunities. To the extent that any Account Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or execution, on the ground of sovereignty or otherwise) with respect to itself or its property, it hereby irrevocably waives, to the fullest extent permitted by applicable law, such immunity in respect of its obligations under this Agreement.

                    SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

                    SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

                    SECTION 10.12. Treatment of Certain Information; Confidentiality.

                    (a) Treatment of Certain Information. Each of the Account Parties acknowledge that from time to time financial advisory, investment banking and other services may be offered or provided to any Account Party or one or more of their Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and each of the Account Parties hereby authorizes each Lender to share any information delivered to such Lender by such Account Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that (i) any such information shall be used only for the purpose of advising the Account Parties or preparing presentation materials for the benefit of the Account Parties and (ii) any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder. The provisions of this paragraph and paragraph (b) of this Section shall survive until the third anniversary of the later of (i) the expiration or termination of the Commitments hereunder and (ii) the termination of this Agreement.

                    (b) Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Lenders and each SPV agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees, partners and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority (including self-regulating organizations) having jurisdiction over the Administrative Agent, the Collateral Agent or any Lender (or any Affiliate thereof), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement in writing containing provisions substantially the same as those of this paragraph and for the benefit of the Account Parties, to (a) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (b) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Account Party and its obligations hereunder or (c) any credit insurance provider (or its advisors) in relation to this Agreement, (vii) with the consent of the Account Parties or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis from a source other than an Account Party. For the purposes of this paragraph, “Information” means all information received from an Account Party relating to an Account Party or its business, other than any such information that is available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to disclosure by such Account Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, each of the Administrative Agent, the Collateral Agent and the Lenders agree that they will not trade the securities of any of the Account Parties based upon non-public Information that is received by them.

                    SECTION 10.13. Judgment Currency. This is an international loan transaction in which the obligations of each Account Party and the Guarantors under this Agreement to make payment hereunder shall be satisfied only in Dollars and only if such payment shall be made in New York City, and the obligations of each Account Party and the Guarantors under this Agreement to make payment to (or for account of) a Lender in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that such tender or recovery results in the effective receipt by such Lender in New York City of the full amount of Dollars payable to such Lender under this Agreement. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (in this Section called the “judgment currency”), the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Dollars at the principal office of the Administrative Agent in New York City with the judgment currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of each Account Party and the Guarantors in respect of any such sum due from it to the Administrative Agent, the Collateral Agent or any Lender hereunder (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the judgment currency such Entitled Person may in accordance with normal banking procedures purchase and transfer Dollars to New York City with the amount of the judgment currency so adjudged to be due; and each Account Party and the Guarantors hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in Dollars, the amount (if any) by which the sum originally due to such Entitled Person in Dollars hereunder exceeds the amount of the Dollars so purchased and transferred.

                    SECTION 10.14. USA PATRIOT Act. Each Lender, the Administrative Agent and the Collateral Agent hereby notifies the Account Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), such Lender, the Administrative Agent and the Collateral Agent is required to obtain, verify and record information that identifies the Account Parties, which information includes the name and address of the Account Parties and other information that will allow such Lender, the Administrative Agent and the Collateral Agent to identify each Account Party in accordance with said Act. Each Account Party and each of its Subsidiaries shall provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the USA Patriot Act.

                    SECTION 10.15. RELEASE OF LIENS.(a) Notwithstanding anything to the contrary contained herein or in any other Credit Document, the Collateral Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.02) to take any action requested by XL Group having the effect of releasing any Collateral (i) to the extent permitted by the Pledge Agreement and the Collateral Account Control Agreement or that has been consented to in accordance with Section 10.02 or (ii) under the circumstances described in paragraph (b) below. Upon three (3) Business Days notice to the Administrative Agent and the Collateral Agent, each Account Party may in accordance with the Security Documents (x) replace any cash or Eligible Assets with other cash or Eligible Assets to the extent that (i) after giving effect thereto the Borrowing Base of such Account Party is at least equal to the aggregate face value (or its Dollar Equivalent) of all Letters of Credit issued on its behalf and (ii) such replacement shall precede the related release and (y) to the extent that the Borrowing Base of such Account Party exceeds the aggregate face value (or its Dollar Equivalent) of all Letters of Credit issued on behalf of such Account Party, require the release of such excess cash or Eligible Assets.

                    (b) At such time as there are no Letters of Credit outstanding hereunder and the Commitments have been terminated, any other Obligations (as defined in the Pledge Agreement) shall have been paid in full in cash and no Default or Event of Default has occurred and is continuing, the Collateral shall cease to secure the Obligations (as defined in the Pledge Agreement), the Collateral shall be released from the Liens created by the Pledge Agreement, and the Pledge Agreement and the Collateral Account Control Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Collateral Agent and each Account Party under the Pledge Agreement and the Collateral

Account Control Agreement shall terminate, all without delivery of any instrument or performance of any act by any Person.

                    SECTION 10.16. NO FIDUCIARY DUTY. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Obligors, their stockholders and/or their affiliates. Each Obligor agrees that nothing in the Credit Documents will be deemed to create a fiduciary relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Obligor, its stockholders or its affiliates, on the other. The Obligors acknowledge and agree that (i) the transactions contemplated by the Credit Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Obligors, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed a fiduciary responsibility in favor of any Obligor, its stockholders or its affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Obligor, its stockholders or its Affiliates on other matters) or any other obligation to any Obligor except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the fiduciary of any Obligor, its management, stockholders, creditors or any other Person. Each Obligor acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Obligor agrees that it will not claim that any Lender owes a fiduciary or similar duty to such Obligor, in connection with such transaction or the process leading thereto.

                    SECTION 10.17. ILLEGALITY.

                    Notwithstanding anything herein to the contrary, no Lender shall be required to issue or fund any Letter of Credit for so long as such action is illegal and any such Lender shall provide prompt written notice setting forth any such illegality pursuant to this Section 10.17 to XL Group. For the purposes of this Section 10.17, the provisions of Section 2.13(a) shall apply in the event of any such illegality mutatis mutandis.

                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Signed and Delivered as a Deed
for and on behalf of
XL GROUP PLC,
as an Account Party and a Guarantor
by its duly authorized attorney
in the presence of:

By	/s/ Simon Rich

Name: Simon Rich
Title: Attorney

/s/ Patricia Pacheco

Witness
Name: Patricia Pacheco
Title: Executive Assistant

U.S. Federal Tax Identification No.: 98-0665416

XLIT LTD.,
as an Account Party and a Guarantor

By	/s/ Simon Rich

Name: Simon Rich
Title: Attorney

By	/s/ Robert Hawley

Name: Robert Hawley
Title: Authorized Officer

U.S. Federal Tax Identification No.: 98-0191089

X.L. AMERICA, INC.,
as an Account Party and a Guarantor

By	/s/ Richard G. McCarty

Name: Richard G. McCarty

CREDIT AGREEMENT

	Title:	Senior Vice President,
General Counsel & Secretary

U.S. Federal Tax Identification No.: 06-1516268

XL INSURANCE (BERMUDA) LTD,
as an Account Party and a Guarantor

By		/s/ C. Stanley Lee

Name: C. Stanley Lee
Title: Chief Financial Officer

U.S. Federal Tax Identification No.: 98-0354869

XL RE LTD,
as an Account Party and a Guarantor

By		/s/ Mark Twite

Name: Mark Twite
Title: Senior Vice President and
Chief Financial Officer

U.S. Federal Tax Identification No.: 98-0351953

Signed and Delivered as a Deed
for and on behalf of
XL RE EUROPE LIMITED,
as an Account Party
by its duly authorized attorney
in the presence of:

By		/s/ David Watson

Name: David Watson
Title: Attorney

/s/ Michele Mulready

Witness
Name: Michele Mulready

CREDIT AGREEMENT

Title: Company Secretary

U.S. Federal Tax Identification No.: 30-0479679

XL INSURANCE COMPANY LIMITED,
as an Account Party

By	/s/ Graham Lambourne

Name: Graham J. Lambourne
Title: Director

U.S. Federal Tax Identification No.: 30-0479685

XL INSURANCE SWITZERLAND LTD,
as an Account Party

By	/s/ Daniel Maurer

Name: Daniel Maurer
Title: Chairman

By	/s/ Bruno Länzlinger

Name: Bruno Länzlinger
Title: CEO

U.S. Federal Tax Identification No.: 30-0479676

XL LIFE LTD,
as an Account Party and a Guarantor

By	/s/ Simon Rich

Name: Simon Rich
Title: Director

U.S. Federal Tax Identification No.: 98-0228561

CREDIT AGREEMENT

LENDERS

JPMORGAN CHASE BANK, N.A.,
individually and as Administrative Agent

By:	/s/ Melvin D. Jackson

Name: Melvin D. Jackson
Title: Vice President

CITIBANK, N.A.,

By:	/s/ Maureen P. Maroney

Name: Maureen P. Maroney
Title: Vice President

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Joseph W. Lux

Name: Joseph W. Lux
Title: Managing Director

CREDIT AGREEMENT

THE BANK OF NEW YORK MELLON,
as Collateral Agent

By:	/s/ Jose Alcantora

Name: Jose Alcantora
Title: Vice President

CREDIT AGREEMENT

MORGAN STANLEY BANK, N.A.,

By:	/s/ Michael King

Name: Michael King
Title: Authorized Signatory

BARCLAYS BANK PLC,

By:	/s/ David Barton

Name: David Barton
Title: Director

THE BANK OF NEW YORK MELLON,

By:	/s/ Michael Pensari

Name: Michael Pensari
Title: Managing Director

BANK OF AMERICA, N.A.,

By:	/s/ Debra Basler

Name: Debra Basler
Title: Managing Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

By:	/s/ Rick Adler

Name: Rick Adler
Title: Director

CREDIT AGRICOLE CORPORATE & INVESTMENT BANK,

By:	/s/ Charles Kornberger

Name: Charles Kornberger
Title: Managing Director

By:	/s/ Frank Tatulli

Name: Frank Tatulli
Title: Managing Director

DEUTSCHE BANK AG NEW YORK BRANCH,

By:	/s/ John S. McGill

Name: John S. McGill
Title: Director

By:	/s/ Virginia Cosenza

Name: Virginia Cosenza
Title: Vice President

GOLDMAN SACHS BANK USA,

By:	/s/ Mark Walton

Name: Mark Walton
Title: Authorized Signatory

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Jody Feldman

Name: Jody Feldman
Title: Vice President

LLOYDS TSB BANK PLC,

By:	/s/ Julia R Franklin

Name: Julia R Franklin
Title: Vice President
F014

By:	/s/ Karen Weich

Name: Karen Weich
Title: Vice President
W011

MIZUHO CORPORATE BANK, LTD.,

By:	/s/ David Lim

Name: David Lim
Title: Authorized Signatory

WELLS FARGO BANK, NATIONAL ASSOCIATION,

By:	/s/ Grainne M. Pergolini

Name: Grainne M. Pergolini
Title: Director

SCHEDULE I

Commitments

Name of Lender	Commitment ($)

JPMorgan Chase Bank, N.A.	$55,250,000.00

Citibank, N.A.	$55,250,000.00

The Royal Bank of Scotland plc	$55,250,000.00

Barclays Bank PLC	$46,312,500.00

Credit Agricole Corporate & Investment Bank	$46,312,500.00

Deutsche Bank AG New York Branch	$46,312,500.00

Goldman Sachs Bank USA	$46,312,500.00

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$46,312,500.00

Wells Fargo Bank, N.A.	$46,312,500.00

HSBC Bank USA, National Association	$39,812,500.00

Lloyds TSB Bank plc	$39,812,500.00

Mizuho Corporate Bank, Ltd.	$39,812,500.00

The Bank of New York Mellon	$39,812,500.00

Bank of America, N.A.	$23,562,500.00

Morgan Stanley Bank, N.A.	$23,562,500.00

$650,000,000.00

SCHEDULE II

Indebtedness and Liens

Part A – Indebtedness

1.

6.50% guaranteed senior notes due January 15, 2012, issued by XL Capital Finance (Europe) plc and guaranteed by XL Capital Ltd, under the Indenture dated January 10, 2002, by and among XL Capital Finance (Europe) plc, XL Capital Ltd and State Street Bank and Trust Company.

2.	Indenture, dated as of June 2, 2004, between XL Capital Ltd and The Bank of New York, as Trustee.

3.	Indenture, dated as of January 10, 2002, among XL Capital Finance (Europe) plc, XL Capital Ltd and State Street Bank and Trust Company.

4.	Indenture, dated as of September 30, 2011, among XL Group Ltd., XL Group plc and Wells Fargo

5.	5.25% Senior Notes due 2014, under the First Supplemental Indenture, dated as of August 23, 2004, to the Indenture dated as of June 2, 2004 between XL Capital Ltd and the Bank of New York, as Trustee.

6.

6.375% Senior Notes due 2024, under the Second Supplemental Indenture, dated as of November 12, 2004, to the Indenture, dated as of June 2, 2004, between XL Capital Ltd and The Bank of New York, as Trustee.

7.

6.25% Senior Notes due May 15, 2027, under the Fourth Supplemental Indenture, dated May 7, 2007, to the Indenture, dated as of June 2, 2004, between XL Capital Ltd and The Bank of New York, as trustee.

8.

5.75% Senior Notes due 2021, under the First Supplemental Indenture, dated as of September 30, 2011, to the Indenture dated as of September 30, 2011, between XL Group Ltd., XL Group plc, as guarantor, and Wells Fargo.

9.	Replacement Capital Covenant, dated March 15, 2007.

10.	Pledge Agreement dated as of December 18, 2001, made by XL Investments Ltd, XL Re Ltd, XL Insurance (Bermuda) Ltd and XL Europe Ltd as grantors and in favour of Citibank, N.A.

11.

Amendment No. 1 dated as of July 1, 2003, to the Pledge Agreement dated as of December 18, 2001, made by XL Investments Ltd, XL Re Ltd, XL Insurance (Bermuda) Ltd and XL Europe Ltd as grantors and in favour of Citibank, N.A.

12.	Insurance Letters of Credit – Master Agreement dated May 19, 1993, between XL Re Ltd and Citibank, N.A.

13.

Service Agreement Relative to Sureties, Letters of Guarantees and International Stand-by L/Cs dated April 25, 2003, between XL Re Europe Limited (formerly known as Le Mans Re) and Calyon (formerly known as Credit Lyonnais).

14.	Assignment Agreement dated July 11, 2003, among XL Re Ltd, Mangrove Bay Trust and The Bank of New York.

15.	Insurance Letter of Credit – Master Agreement, dated 11 November 2009, between XL Insurance (Bermuda) Ltd and Citibank Europe PLC.

16.	Pledge Agreement dated as of 11 November 2009 between XL Insurance (Bermuda) Ltd and XL Re Ltd as Pledgors and Citibank Europe PLC as Pledgee.

17.	Amendment No. 1, dated as of November 23, 2009, to Pledge Agreement dated as of 11 November 2009 between XL Insurance (Bermuda) Ltd and XL Re Ltd as Pledgors and Citibank Europe PLC as Pledgee.

18.	Amendment No. 2, dated as of December 23, 2009, to Pledge Agreement dated as of 11 November 2009 between XL Insurance (Bermuda) Ltd and XL Re Ltd as Pledgors and Citibank Europe PLC as Pledgee.

19.	Amendment No. 3, dated as of June 30, 2010, to Pledge Agreement dated as of 11 November 2009 between XL Insurance (Bermuda) Ltd and XL Re Ltd as Pledgors and Citibank Europe PLC.

20.	The London Market Letter of Credit Scheme, dated October 21, 1996, between Mid Ocean Reinsurance Company Limited and Citibank, N.A.

21.	Amendment No. 1, dated June 24, 2002, to Pledge Agreement, dated December 18,

2001, between XL Investments Ltd, XL Re Ltd, XL Insurance (Bermuda) Ltd, XL Europe Ltd and Citibank, N.A.

22.	Amendment No. 2, dated February 24, 2009, to Pledge Agreement, dated December 18, 2001, between XL Investments Ltd, XL Re Ltd, XL Insurance (Bermuda) Ltd, XL Insurance Company Ltd and Citibank, N.A.

23.	Amendment No. 3, dated March 20, 2009, to Pledge Agreement, dated December 18, 2001, between XL Investments Ltd, XL Re Ltd, XL Insurance (Bermuda) Ltd and Citibank, N.A.

24.	Amendment No. 4, dated December 14, 2010, to Pledge Agreement, dated December 18, 2001, between XL Investments Ltd, XL Re Ltd, XL Insurance (Bermuda) Ltd and Citibank, N.A.

25.	Guarantee Agreement, dated December 18, 2001, between XL Re Ltd, XL Insurance (Bermuda) Ltd, XL Insurance Company Ltd and Citibank, N.A.

26.	Amendment No. 1, dated February 24, 2009, to Guarantee Agreement, dated December 18, 2001, between XL Investments Ltd, XL Re Ltd, XL Insurance (Bermuda) Ltd, XL Europe Ltd and Citibank, N.A.

27.

Sixth Supplemental Indenture, dated as of June 30, 2010, to the Indenture, dated as of June 2, 2004, and the Fifth Supplemental Indenture, dated as of August 5, 2008, between XL Capital Ltd, XL Group plc, as guarantor and The Bank of New York Mellon, as trustee.

28.

Supplemental Indenture, dated as of June 30, 2010, to the Indenture, dated as of January 10, 2002, among XL Capital Finance (Europe) plc, XL Capital Ltd, XL Company Switzerland GmbH and State Street Bank and Trust Company.

29.	Lease Guarantee, dated April 30, 2007, between XL Capital Investment Partners Inc., X.L. America, Inc. and 1540 Broadway Owner, LLC.

30.	Lease Guarantee and Surety Agreement, dated November 30, 2010, between XL Global Services, Inc., X.L. America, Inc., and 505 Eagleview Blvd Assoc. LP.

31.	70 Gracechurch, London, EC3V 0XL Capital Lease.

32.	Lease Guarantee, dated October 2011, by X.L. America, Inc. in favor of Two Harbor Point Square LLC.

Part B - Liens

1.	Insurance Letters of Credit – Master Agreement dated May 19, 1993, between XL Re Ltd and Citibank, N.A.

2.	Pledge Agreement dated as of December 18, 2001, made by XL Investments Ltd, XL Re Ltd, XL Insurance (Bermuda) Ltd and XL Europe Ltd as grantors and in favour of Citibank, N.A.

3.

Amendment No. 1 dated as of July 1, 2003, to the Pledge Agreement dated as of December 18, 2001, made by XL Investments Ltd, XL Re Ltd, XL Insurance (Bermuda) Ltd and XL Europe Ltd as grantors and in favour of Citibank, N.A.

4.

Service Agreement Relative to Sureties, Letters of Guarantees and International Stand-by L/Cs dated April 25, 2003, between XL Re Europe Limited (formerly known as Le Mans Re) and Calyon (formerly known as Credit Lyonnais).

5.	Assignment Agreement dated July 11, 2003, among XL Re Ltd, Mangrove Bay Trust and The Bank of New York.

6.	Floating Charge, dated December 31, 2010, by XL Insurance (Bermuda) Ltd in Favour of XL Insurance Company Limited.

7.	Pledge Agreement dated as of 11 November 2009 between XL Insurance (Bermuda) Ltd and XL Re Ltd as Pledgors and Citibank Europe PLC as Pledgee.

8.	Amendment No. 1, dated as of November 23, 2009, to Pledge Agreement dated as of 11 November 2009 between XL Insurance (Bermuda) Ltd and XL Re Ltd as Pledgors and Citibank Europe PLC as Pledgee.

9.	Amendment No. 2, dated as of December 23, 2009, to Pledge Agreement dated as of 11 November 2009 between XL Insurance (Bermuda) Ltd and XL Re Ltd as Pledgors and Citibank Europe PLC as Pledgee.

10.	Amendment No. 3, dated as of June 30, 2010, to Pledge Agreement dated as of 11 November 2009 between XL Insurance (Bermuda) Ltd and XL Re Ltd as Pledgors and Citibank Europe PLC.

11.	Amendment No. 1, dated June 24, 2002, to Pledge Agreement, dated December 18, 2001, between XL Investments Ltd, XL Re Ltd, XL Insurance (Bermuda) Ltd, XL Europe Ltd and Citibank, N.A.

12.	Amendment No. 2, dated February 24, 2009, to Pledge Agreement, dated December 18, 2001, between XL Investments Ltd, XL Re Ltd, XL Insurance (Bermuda) Ltd, XL Insurance Company Ltd and Citibank, N.A.

13.	Amendment No. 3, dated March 20, 2009, to Pledge Agreement, dated December 18, 2001, between XL Investments Ltd, XL Re Ltd, XL Insurance (Bermuda) Ltd and Citibank, N.A.

14.	Amendment No. 4, dated December 14, 2010, to Pledge Agreement, dated December 18, 2001, between XL Investments Ltd, XL Re Ltd, XL Insurance (Bermuda) Ltd and Citibank, N.A.

SCHEDULE III

Litigation

1.	In Re Brokerage Antitrust Litigation, MDL No. 1663, Civil Action No. 04-5184, and related tag along actions.

2.	Municipal GIC-Related Litigation (as described in XL Group plc’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2011).

SCHEDULE IV

Environmental Matters

None.

SCHEDULE V

Subsidiaries

		%	JURISDICTION

XL Group plc			Ireland
XLIT Ltd.			Cayman
XL Company Switzerland GmbH			Switzerland
XL Capital Partners Corporation			Cayman
XL Capital Principal Partners I, L.L.C.			Delaware
EXEL Holdings Limited			Cayman
EXEL Acquisition Ltd.			Cayman
X.L. Property Holdings Limited			Bermuda
XL Insurance (Bermuda) Ltd			Bermuda
Mid Ocean Limited			Cayman
Mid Ocean Holdings Limited			Bermuda
Ridgewood Holdings Limited			Bermuda
XL London Market Group Ltd			UK
Brockbank Holdings Ltd			UK
Baltusrol Holdings Ltd			Bermuda
County Down Limited			UK
Dornoch Limited			UK
Stonebridge Underwriting Ltd			UK
XL London Market Services Ltd- Syndicate 1209			UK
Denham Tower Underwriting Agents (PTY) Limited (in liquidation)			South Africa

XL London Market Ltd			UK

XL Re Ltd			Bermuda
XL BCM Limited			UK
XL CCM Ltd			UK
ECS Reinsurance Company Inc.			Barbados
Global Capital Underwriting Ltd.			UK
Fundamental Insurance Investments Ltd			Bermuda
FII Partners LLC	99		Delaware
FII Partners Ltd			Bermuda
FII Partners LLC	1		Delaware
XL Re Europe Limited			Ireland
XL Re Latin America Ltd			Switzerland
XL Latin America Investments Ltd			Bermuda
XL Re Brazil Holdings AG			Switzerland
XL Re Participacoes Brasil Ltda.			Brazil
XL Resseguros Brasil S.A.			Brazil
XL Re Latin America (Argentina SA)	80		Argentina

XL Re Latin Escritorio de Representacao no Brasil Ltda		Brazil
XL Re Europe Services AG		Germany
XL PP Limited		UK
XL (Brazil) Holdings Ltd		Brazil
XL Services (Bermuda) Ltd		Bermuda
XL Life Ltd		Bermuda
Reeve Court General Partner Limited		Bermuda
Reeve Court 4 Limited Partnership		Bermuda
Reeve Court 6 Limited Partnership		Bermuda
XL Gracechurch Limited		UK
XL Insurance (UK) Holdings Limited		UK
XL Capital Finance (Europe) plc		UK
XL Insurance Argentina S.A. Compañia de Seguros	90	Argentina
XL Services UK Limited		UK
XL Insurance Company Limited		UK
XL Insurance Argentina S.A. Compañia de Seguros	10	Argentina
XL Insurance (China) Company Ltd	49	China
XL Holdings Proprietary Limited		South Africa
XL Insurance Company Ltd (In Liquidation)		South Africa
XL Financial Holdings (Ireland) Limited		Ireland
XL Finance (Ireland) Limited		Ireland
XL Services Canada Ltd.		Canada
*X.L. America, Inc.		Delaware
XL Financial Solutions, Inc.		Delaware
XL Capital Investment Partners Inc.		Delaware
XL Group Investments Ltd		Bermuda
XLA Garrison L.P.		Delaware
NAC Re Corporation		Delaware
XL Reinsurance America Inc. *(A-65%) - NY		New York
XL Insurance (China) Company Ltd	51	China
Greenwich Insurance Company *(A-12%)		Delaware
Global Asset Protection Services, LLC		Connecticut
Global Asset Protection Services Company Limited		Japan
Global Asset Protection Services Consultancy (Beijing) Company Limited		China
XL Insurance America, Inc. *(A-10%)		Delaware
XL Select Insurance Company *(A-2%)		Delaware
XL Insurance Company of New York, Inc. * (A-3%)		New York
XL Specialty Insurance Company *(A-6%)		Delaware
Indian Harbor Insurance Company *(A-2%)		North Dakota

37 Lambert Road LLC		Delaware
XL Global, Inc.		Delaware
XL Insurance, Inc.		Delaware
X.L. Global Services, Inc.		Delaware
XL Investment Management (USA) LLC		Delaware
Eagleview Insurance Brokerage Services, LLC		Delaware
XL Life and Annuity Holding Company		Delaware
XL Life Insurance and Annuity Company		Illinois
XL Asset Funding Company I LLC		Delaware
ECS, Inc. (In Liquidation)		Pennsylvania
ECS Child Care Center, Inc. (In Liquidation)		Pennsylvania
XL Investments Ltd		Bermuda
XL Capital Products Ltd		Bermuda
XL SGS Holdings Inc.		Delaware
Garrison Investments Inc. (**)		Barbados
Kensington Investments Inc.		Barbados
XLB Partners Inc.		Barbados
X.L. Investments (Barbados) Inc.		Barbados
ClearWater Opportunity Fund Ltd.		Cayman
XL (LUXEMBOURG) S.a.r.l.		Luxembourg
XL (FINANCE) S.a.r.l.		Luxembourg
XL (INTERNATIONAL) S.a.r.l.		Luxembourg
XL (SERVICES) S.a.r.l.		Luxembourg
XL (SPECIALTY) S.a.r.l.		Luxembourg
XL (WESTERN EUROPE) S.a.r.l.		Luxembourg
XL Swiss Holdings Ltd		Switzerland
XL Re Latin America (Argentina SA)	20	Argentina
XL Insurance Switzerland Ltd.		Switzerland
Vitodurum Reinsurance Company Ltd.		Switzerland
XL Services Switzerland AG		Switzerland
XL India Business Services Private Limited		India
XL Insurance Mexico SA de CV		Mexico
XL Europe Holdings Ltd		Bermuda

*A = Company is a member of the Reinsurance America Inc. Pooling Agreement with individual company pooling % noted (**) - Limited Partner of XLA Garrison L.P.

SCHEDULE VI

Existing Letters of Credit

Syndicated Letters of Credit

BOOKING PARTY NAME	REF NUMBER	EXPIRY / MATURITY DATE	LC AVAILABLE AMOUNT

XL America Inc	U-205145	12/31/11	$2,431,393.00
XL America Inc	TUTS-652208	12/31/11	$2,400,000.00
XL America Inc	TUTS-652207	12/31/11	$2,357,128.00
XL America Inc	TUTS-652205	04/23/12	$378,756.00
XL America Inc	TUTS-539245	12/31/11	$2,000,000.00
XL America Inc	TUTS-539047	12/31/11	$450,000.00
XL America Inc Subtotal			$10,017,277.00
XL Insurance (Bermuda) LTD	U-227995	12/31/11	$600,000.00
XL Insurance (Bermuda) LTD	CUCS-524377	12/31/12	$67,230,000.00
XL Insurance (Bermuda) LTD	TUTS-576842	04/30/12	$116,447.00
XL Insurance (Bermuda) LTD	U-204440	12/31/11	$5,950,000.00
XL Insurance (Bermuda) LTD	U-205175	12/31/11	$850,000.10
XL Insurance (Bermuda) LTD	U-205305	12/31/11	$6,664,337.00
XL Insurance (Bermuda) LTD	U-205822	12/31/11	$47,952.00
XL Insurance (Bermuda) LTD	U-227982	12/31/11	$1,000,000.00
XL Insurance (Bermuda) LTD	U-227983	12/31/11	$600,000.00
XL Insurance (Bermuda) LTD	CUCS-483176	12/31/12	$3,130,257.40
XL Insurance (Bermuda) LTD	U-227994	12/31/11	$350,000.00
XL Insurance (Bermuda) LTD	U-227998	12/31/11	$5,000,000.00
XL Insurance (Bermuda) LTD	U-228000	12/31/11	$1,000,000.00
XL Insurance (Bermuda) LTD	U-249557	12/31/11	$104,979,474.00
XL Insurance (Bermuda) LTD	U-695124	12/31/12	$3,351,563.00
XL Insurance (Bermuda) LTD	U-227985	12/31/11	$100,000,000.00
XL Insurance (Bermuda) LTD Subtotal			$300,870,030.50
XL Capital Ltd	TUTS-538570	12/31/12	$50,000,000.00
XL Capital Ltd Subtotal			$50,000,000.00
XL RE Ltd	TUTS-539696	12/31/11	$4,063,410.00
XL RE Ltd	TUTS-539366	12/31/11	$1,491,880.00
XL RE Ltd	TUTS-539335	12/31/11	$660,000.00
XL RE Ltd	TUTS-678411	12/31/11	$45,059.04
XL RE Ltd	TUTS-539214	12/31/11	$1,177,800.00
XL RE Ltd	TUTS-539316	12/31/12	$438,332.68
XL RE Ltd	CUCS-523065	12/31/11	$8,108,762.00
XL RE Ltd	CUCS-523064	12/31/11	$881,510.18
XL RE Ltd	CUCS-524445	12/31/11	$373,635.00
XL RE Ltd	U-205255	12/31/11	$35,930.97
XL RE Ltd	TUTS-538843	12/31/11	$3,100,000.00

XL RE Ltd	TUTS-538839	12/31/11	$17,572,776.00
XL RE Ltd	TUTS-538723	12/31/12	$1,875,000.00
XL RE Ltd	TUTS-538536	12/31/12	$352,692.12
XL RE Ltd	TUTS-537568	12/31/11	$51,750,000.00
XL RE Ltd	U-797011	12/31/11	$120,000.00
XL RE Ltd	U-810891	12/31/11	$2,445.82
XL RE Ltd	U-797010	12/31/11	$151,000.00
XL RE Ltd Subtotal			$92,200,233.80
Grand Total			$453,087,541.30

Non-Syndicated Letters of Credit

None.

Participated Letters of Credit

BOOKING PARTY NAME	REF NUMBER	EXPIRY / MATURITY DATE	LC AVAILABLE AMOUNT

XL RE LTD	TUTS-538845	12/31/12	$26,892,000.00
XL RE LTD	CUCS-483938	12/31/12	$1,109,835.00
XL RE LTD Subtotal			$28,001,835.00
XL RE LTD.	U-245829	11/30/12	$170,000.00
XL RE LTD. Subtotal			$170,000.00
XL INS (BERMUDA) LTD	U-810917	12/31/11	$616,575.00
XL INS (BERMUDA) LTD	U-712850	07/19/12	$0.00
XL INS (BERMUDA) LTD	TUTS-652234	12/31/11	$6,050,700.00
XL INS (BERMUDA) LTD Subtotal			$6,667,275.00
XL CAPITAL LIMITED	U-810915	03/31/12	$226,792.92
XL CAPITAL LIMITED	CUCS-523621	01/15/13	$881,510.18
XL CAPITAL LIMITED	CUCS-523620	01/15/13	$58,962.00
XL CAPITAL LIMITED Subtotal			$1,167,265.10
Grand Total			$36,006,375.10

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

                    This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

                    For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Credit Agreement identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________

2.	Assignee:	______________________________
[and is an Affiliate of [identify Lender][1] [and is a NAIC Approved Bank]2]

1	Select as applicable.
2	Insert to the extent required by Section 10.04(b) of the Credit Agreement.

Assignment and Assumption

3.	Account Parties:	XL Group plc, XLIT Ltd., X.L. America, Inc., XL Insurance (Bermuda) Ltd, XL Re Ltd, XL Re Europe Limited, XL Insurance Company Limited, XL Insurance Switzerland Ltd and XL Life Ltd

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:

Secured Credit Agreement dated as of December 9, 2011 (as amended and in effect from time to time, the “Credit Agreement”), between XL Group plc, XLIT Ltd., X.L. America, Inc., XL Insurance (Bermuda) Ltd, XL Re Ltd, XL Re Europe Limited, XL Insurance Company Limited, XL Insurance Switzerland Ltd and XL Life Ltd, the Lenders named therein and JPMorgan Chase Bank, N.A., as Administrative Agent

Assignment and Assumption

6.	Assigned Interest:

Aggregate Amount of Commitment for all Lenders	Amount of Commitment Assigned	Percentage Assigned of Commitment[3]

$	$	%
$	$	%
$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Title:

3	Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.

Assignment and Assumption

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By

Title:

[Consented to:][4]

Signed and Delivered as a Deed
for and on behalf of
XL GROUP PLC,
as an Account Party and a Guarantor
by its duly authorized attorney
in the presence of:

By

Name:
Title: Attorney

Witness
Name:
Title:

XLIT LTD.,
as an Account Party and a Guarantor

By

Name:
Title:

[4]	To be added only if the consent of the Account Parties is required by the terms of the Credit Agreement.

Assignment and Assumption

X.L. AMERICA, INC.,
as an Account Party and a Guarantor

By

Name:
Title:

XL INSURANCE (BERMUDA) LTD,
as an Account Party and a Guarantor

By

Name:
Title:

XL RE LTD,
as an Account Party and a Guarantor

By

Name:
Title:

Signed and Delivered as a Deed
for and on behalf of
XL RE EUROPE LIMITED,
as an Account Party
by its duly authorized attorney
in the presence of:

By

Name:
Title: Attorney

Witness
Name:
Title:

Assignment and Assumption

XL INSURANCE COMPANY LIMITED,
as an Account Party

By

Name:
Title:

XL INSURANCE SWITZERLAND LTD,
as an Account Party

By

Name:
Title:

By

Name:
Title:

XL LIFE LTD,
as an Account Party and a Guarantor

By

Name:
Title:

Assignment and Assumption

ANNEX 1

SECURED CREDIT AGREEMENT DATED AS OF DECEMBER 9, 2011, BETWEEN XL
GROUP PLC, CERTAIN OF ITS SUBSIDIARIES, THE LENDERS NAMED THEREIN AND
JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

                    1. Representations and Warranties.

                    1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of any Account Party, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by any Account Party, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

                    1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it

Assignment and Assumption

pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

                    2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

                    3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Assignment and Assumption

EXHIBIT B

[Form of Confirming Lender Agreement]

[Letterhead of Issuing Lender]

[_____]

[Name of Confirming Lender]
[Address]

Ladies and Gentlemen:

                    Reference is made to the Secured Credit Agreement dated as of December 9, 2011 (as amended and in effect, the “Credit Agreement”), between XL Group plc, XLIT Ltd., X.L. America, Inc., XL Insurance (Bermuda) Ltd, XL Re Ltd, XL Re Europe Limited, XL Insurance Company Limited, XL Insurance Switzerland Ltd and XL Life Ltd, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings.

                    The undersigned (the “Issuing Lender”) is a Lender under the Credit Agreement but is not on the date hereof listed on the most current “Bank List” of banks approved by the NAIC. Accordingly, in order to be a “NAIC Approved Bank” for the purposes of the Credit Agreement, the Issuing Lender hereby requests that you be a Confirming Lender with respect to the Issuing Lender for the purposes of the Credit Agreement and each Syndicated Letter of Credit and Non-Syndicated Letter of Credit issued or continued thereunder.

                    By your signature below, you undertake that you will honor the obligations of the Issuing Lender in respect of any draft drawn under and in strict compliance with the terms of any Syndicated Letter of Credit and Non-Syndicated Letter of Credit issued or continued under the Credit Agreement as if, and to the extent, you were the Issuing Lender under the relevant Syndicated Letter of Credit or Non-Syndicated Letter of Credit, as the case may be. Notwithstanding the foregoing, your liability under all Syndicated Letters of Credit and Non-Syndicated Letters of Credit at any one time issued or continued under the Credit Agreement shall be limited to an amount (the “Liability Limit”) equal to the Commitment of the Issuing Lender under the Credit Agreement in effect on the date hereof (an amount equal to $_________), as such Liability Limit may be increased after the date hereof with your prior written consent by reason of an increase in the Commitment of the Issuing Lender under the Credit Agreement. In addition, you hereby irrevocably appoint and designate the Administrative Agent as your attorney-in-fact, acting through any duly authorized officer of the Person serving as the Administrative Agent, to execute and deliver, at any time prior to the Commitment Termination Date in effect on the date of this letter agreement, in your name and on your behalf each Syndicated Letter of Credit and Non-Syndicated Letter of Credit to be confirmed by you in accordance herewith and with the Credit Agreement. You agree that, promptly upon the request of the Administrative Agent, you will furnish to the Administrative Agent such powers of attorney or other evidence as any beneficiary of any Syndicated Letter of Credit or Non-

Form of Confirming Lender Agreement

Syndicated Letter of Credit may reasonably request in order to demonstrate that the Administrative Agent has the power to act as attorney-in-fact for you in connection with the execution and delivery of such Syndicated Letter of Credit or Non-Syndicated Letter of Credit, as the case may be.

                    In consideration of the foregoing, the Issuing Lender agrees that if you shall make any LC Disbursement in respect of any Syndicated Letter of Credit or Non-Syndicated Letter of Credit, regardless of the identity of the Account Party of such Syndicated Letter of Credit or Non-Syndicated Letter of Credit, as the case may be, the Issuing Lender shall reimburse you by paying to you an amount equal to the amount of the LC Disbursement made by you, such payment to be made not later than noon, New York City time, on (i) the Business Day that the Issuing Lender receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the Issuing Lender receives such notice, if such notice is not received prior to such time. The Issuing Lender’s obligations to reimburse you as provided in the foregoing sentence shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this letter agreement under any and all circumstances whatsoever, and irrespective of any event or circumstance of the type described in Section 2.03(b) or 2.04(h), as applicable, of the Credit Agreement (or of any analogous event or circumstance relating to the undersigned).

                    If any LC Disbursement is made by you, then, unless the Issuing Lender shall reimburse the amount of such LC Disbursement to you in full on the date such LC Disbursement is made by you, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date of reimbursement, at the rate per annum equal to (i) the Federal Funds Effective Rate to but excluding the date three Business Days after such LC Disbursement and (ii) from and including the date three Business Days after such LC Disbursement, 2% plus the Federal Funds Effective Rate.

                    This letter agreement shall be governed by and construed in accordance with the law of the State of New York. This letter agreement is an “agreement” of the type referred to in the definition of “Confirming Lender” in Section 1.01 of the Credit Agreement.

                    Please indicate your acceptance of the foregoing terms and conditions by signing the two enclosed copies of this letter agreement and returning (a) one such signed copy to the undersigned at the address of the Issuing Lender indicated herein and (b) the other such signed copy to the Administrative Agent, JPMorgan Chase Bank, N.A., 1111 Fannin Street, 10th Floor, Houston, Texas 77002-6925, Attention of Vashni X. Whittaker (Telecopy No. (713) 750-2223; Telephone No. (713) 483-1080); email address, vashni.x.whittaker@jpmorgan.com; with a copy to JPMorgan Chase Bank, N.A., 277 Park Avenue, 11th Floor, New York, New York 10172, Attention of Brij S Grewal (Telecopy No. (917) 456-3256; email address brijendra.s.grewal@jpmorgan.com; Telephone No. (212) 270-5305).

Form of Confirming Lender Agreement

[NAME OF ISSUING LENDER]

By

Title:

AGREED AS AFORESAID:

[NAME OF CONFIRMING LENDER]

By

Title:

Form of Confirming Lender Agreement